Filed Pursuant to Rule 424(b)(2)
Registration No. 333-251514

The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission and is effective. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated March 15, 2021

PRELIMINARY PROSPECTUS SUPPLEMENT

(To prospectus dated December 18, 2020)

$

CBRE Services, Inc.

    % Senior Notes due 20

We are offering $                 aggregate principal amount of     % Senior Notes due 20     (the “notes”). We will pay interest on the notes semi-annually in arrears on                 and                 of each year, beginning                 , 2021. The notes will mature on                 , 20     . At any time prior to                 , 20     , we may redeem the notes, in whole or in part, at the applicable redemption price described herein. In addition, at any time on and after                 , 20     , we may redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest thereon, to, but not including, the redemption date. See “Description of the Notes—Optional Redemption.” Upon the occurrence of a Change of Control Triggering Event (as defined in this prospectus supplement), we may be required to offer to purchase the notes from the holders as described under the caption “Description of the Notes—Change of Control Triggering Event.”

The notes will be fully and unconditionally guaranteed on a senior unsecured basis by CBRE Group, Inc. and each of our subsidiaries (collectively, the “guarantors”) that guarantees (the “guarantees”) our obligations under our credit agreement (as defined herein). The notes and related guarantees will be our and our guarantors’ general unsecured senior obligations and rank equally in right of payment with our and our guarantors’ existing and future unsecured senior indebtedness. The notes and related guarantees will be effectively subordinated to all of our and our guarantors’ secured debt to the extent of the value of the assets securing such debt and structurally subordinated to all of the existing and future liabilities of our subsidiaries that do not guarantee the notes.

The notes are a new issue of securities with no established trading market. We do not intend to apply to list the notes on any securities exchange or include the notes in any automated quotation system.

Investing in the notes involves risks that are described in the section titled “Risk Factors” beginning on page S-18 of this prospectus supplement.

	Per Note		Total
Public offering price (1)		%	$
Underwriting discount (2)		%	$
Proceeds, before expenses, to us (1)		%	$

(1)	Plus accrued interest, if any, from , 2021, if settlement occurs after that date.
(2)	Before reimbursement of a portion of our expenses incurred in connection with the offering of the notes, which the underwriters have agreed to make to us.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or related guarantees or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, on or about                 , 2021, which is the                 business day following the date of this prospectus supplement.

Joint Book-Running Managers

Goldman Sachs & Co. LLC	Wells Fargo Securities

The date of this prospectus supplement is                 , 2021.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, in the accompanying prospectus and in any free writing prospectus filed by us with the Securities and Exchange Commission (the “SEC”). We have not, and the underwriters have not, authorized any other person to provide you with any different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus or in any such free writing prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospectus may have changed since those dates.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering, the notes and matters relating to us and our financial performance and condition. The second part is the accompanying prospectus, which provides a more general description of the terms and conditions of the various securities we may offer under our registration statement on Form S-3 that we filed with the SEC utilizing a “shelf” registration process, some of which may not apply to this offering. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

It is important for you to read and consider all of the information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You also should read and consider the information in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus and the additional information described under “Where You Can Find More Information” on page S-5 of this prospectus supplement and page 1 of the accompanying prospectus.

In this prospectus supplement, the terms “we,” “us,” and “our” refer to CBRE Group, Inc. and its consolidated subsidiaries, unless otherwise indicated or the context requires otherwise, and except with respect to the discussion of the terms of the notes on the cover page of this prospectus supplement, under the caption “Summary—The Offering” and under the caption “Description of the Notes” where such terms refer to CBRE Services, Inc. and not to any of its consolidated subsidiaries.

NON-GAAP FINANCIAL MEASURES

EBITDA and Adjusted EBITDA are considered “non-GAAP financial measures” under SEC guidelines. These measures are not recognized measurements under United States generally accepted accounting principles (“GAAP”). When analyzing our operating performance, prospective investors should refer to our non-GAAP financial measures in addition to, and not as an alternative for, their most directly comparable financial measure calculated and presented in accordance with GAAP. Because not all companies use identical calculations, our presentation of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies.

Our management generally uses these non-GAAP financial measures to evaluate our operating performance and for other discretionary purposes. We believe that these non-GAAP financial measures provide a more complete understanding of ongoing operations, enhance comparability of current results to prior periods and may be useful for prospective investors to analyze our financial performance because they eliminate the impact of selected charges that may obscure trends in the underlying performance of our business.

EBITDA represents earnings before depreciation and amortization, asset impairments, interest expense, net of interest income, write-off of financing costs on extinguished debt, and provision for income taxes. Amounts shown for adjusted EBITDA further remove (from EBITDA) the impact of costs associated with transformation initiatives, costs associated with workforce optimization efforts, fair value adjustments to real estate assets acquired in our recent acquisition of Telford Homes Plc, which we refer to as Telford Homes, which closed in October 2019 (the “Telford Acquisition”) (purchase accounting) that were sold in the period, costs incurred related to legal entity restructuring, integration and other costs related to acquisitions, carried interest incentive compensation expense (reversal) to align with the timing of associated revenue, costs associated with our reorganization, including cost-savings initiatives, costs incurred in connection with litigation settlement, a one-time gain associated with remeasuring an investment in an unconsolidated subsidiary to fair value as of the date the remaining controlling interest was acquired, and cost-elimination expenses.

Adjusted EBITDA is not intended to be a measure of free cash flow for our management’s discretionary use because it does not consider certain cash requirements such as tax and debt service payments. This measure may also differ from the amounts calculated under similarly titled definitions in our credit facilities and debt instruments, which amounts are further adjusted to reflect certain other cash and non-cash charges and are used by us to determine compliance with financial covenants therein and our ability to engage in certain activities, such as incurring additional debt. We also use adjusted EBITDA as a significant component when measuring our operating performance under our employee incentive compensation programs.

We believe that investors may find these measures useful in evaluating our operating performance compared to that of other companies in our industry because their calculations generally eliminate the effects of acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions, the effects of financings and income taxes and the accounting effects of capital spending.

See “Summary Historical Consolidated Financial Data” for a description of EBITDA and Adjusted EBITDA and a reconciliation of each to its most directly comparable GAAP financial measure, net income (loss).

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus include or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The words “anticipate,” “believe,” “could,” “should,” “propose,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” and similar terms and phrases are used in this prospectus supplement and the accompanying prospectus to identify forward-looking statements. Except for historical information contained or incorporated herein, the matters addressed in this prospectus supplement and the accompanying prospectus are forward-looking statements. These statements relate to analyses and other information based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies.

These forward-looking statements are made based on our management’s expectations and beliefs concerning future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. These uncertainties and factors could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements.

The following factors are among those, but are not only those, that may cause actual results to differ materially from the forward-looking statements:

•	disruptions in general economic, political and regulatory conditions and significant public health events, particularly in geographies or industry sectors where our business may be concentrated;

•

volatility or adverse developments in the securities, capital or credit markets, interest rate increases and conditions affecting the value of real estate assets, inside and outside the United States (“U.S.”);

•

poor performance of real estate investments or other conditions that negatively impact clients’ willingness to make real estate or long-term contractual commitments and the cost and availability of capital for investment in real estate;

•	foreign currency fluctuations and changes in currency restrictions, trade sanctions and import/export and transfer pricing rules;

•

disruptions to business, market and operational conditions related to the Covid-19 pandemic and the impact of government rules and regulations intended to mitigate the effects of this pandemic, including, without limitation, rules and regulations that impact us as a loan originator and servicer for U.S. Government-Sponsored Enterprises (“GSEs”);

•	our ability to compete globally, or in specific geographic markets or business segments that are material to us;

•	our ability to identify, acquire and integrate accretive businesses;

•	costs and potential future capital requirements relating to businesses we may acquire;

•	integration challenges arising out of companies we may acquire;

•	increases in unemployment and general slowdowns in commercial activity;

•	trends in pricing and risk assumption for commercial real estate services;

•	the effect of significant changes in capitalization rates across different property types;

•	a reduction by companies in their reliance on outsourcing for their commercial real estate needs, which would affect our revenues and operating performance;

•	client actions to restrain project spending and reduce outsourced staffing levels;

•	our ability to further diversify our revenue model to offset cyclical economic trends in the commercial real estate industry;

•	our ability to attract new user and investor clients;

•	our ability to retain major clients and renew related contracts;

•	our ability to leverage our global services platform to maximize and sustain long-term cash flow;

•	our ability to continue investing in our platform and client service offerings;

•	our ability to maintain expense discipline;

•	the emergence of disruptive business models and technologies;

•	negative publicity or harm to our brand and reputation;

•	the failure by third parties to comply with service level agreements or regulatory or legal requirements;

•

the ability of our investment management business to maintain and grow assets under management and achieve desired investment returns for our investors, and any potential related litigation, liabilities or reputational harm possible if we fail to do so;

•

our ability to manage fluctuations in net earnings and cash flow, which could result from poor performance in our investment programs, including our participation as a principal in real estate investments;

•	the ability of CBRE Capital Markets to periodically amend, or replace, on satisfactory terms, the agreements for its warehouse lines of credit;

•	declines in lending activity of U.S. GSEs, regulatory oversight of such activity and our mortgage servicing revenue from the commercial real estate mortgage market;

•

changes in U.S. and international law and regulatory environments (including relating to anti-corruption, anti-money laundering, trade sanctions, tariffs, currency controls and other trade control laws), particularly in Asia, Africa, Russia, Eastern Europe and the Middle East, due to the level of political instability in those regions;

•	litigation and its financial and reputational risks to us;

•	our exposure to liabilities in connection with real estate advisory and property management activities and our ability to procure sufficient insurance coverage on acceptable terms;

•	our ability to retain and incentivize key personnel;

•	our ability to manage organizational challenges associated with our size;

•	liabilities under guarantees, or for construction defects, that we incur in our development services business;

•	variations in historically customary seasonal patterns that cause our business not to perform as expected;

•

our leverage under our debt instruments as well as the limited restrictions therein on our ability to incur additional debt, and the potential increased borrowing costs to us from a credit-ratings downgrade;

•	our and our employees’ ability to execute on, and adapt to, information technology strategies and trends;

•

cybersecurity threats or other threats to our information technology networks, including the potential misappropriation of assets or sensitive information, corruption of data or operational disruption;

•

our ability to comply with laws and regulations related to our global operations, including real estate licensure, tax, labor and employment laws and regulations, as well as the anti-corruption laws and trade sanctions of the U.S. and other countries;

•	changes in applicable tax or accounting requirements;

•	any inability for us to implement and maintain effective internal controls over financial reporting;

•	the effect of implementation of new accounting rules and standards or the impairment of our goodwill and intangible assets; and

•

the other factors described elsewhere in this prospectus supplement or the accompanying prospectus under the caption “Risk Factors” or in any document incorporated by reference herein, including our annual report on Form 10-K for the fiscal year ended December 31, 2020.

Forward-looking statements speak only as of the date the statements are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. Additional information concerning these and other risks and uncertainties is contained in our other periodic filings with the SEC that are incorporated by reference in this prospectus supplement and the accompanying prospectus.

STATISTICAL DATA

Included or incorporated by reference in this prospectus supplement and the accompanying prospectus is information regarding the commercial real estate market and historical office vacancy rates. This information was obtained from our subsidiary, CBRE Econometric Advisors, which provides this information to paid subscribers on a regular basis. CBRE Econometric Advisors provides real estate research data to many of the largest portfolio managers, insurance companies and pension funds in the United States.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

We file reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at http://www.sec.gov.

Our Class A common stock is listed on the New York Stock Exchange (symbol: CBRE), and reports, proxy statements and other information concerning us can also be inspected at the offices of the New York Stock Exchange at 11 Wall Street, New York, New York 10005. Our Internet website at http://www.cbre.com contains information concerning us. We routinely use our website as a channel of distribution for our information, including financial and other material information. On the Investor Relations page of that website, we provide access to all of our SEC filings, free of charge, as soon as reasonably practicable after filing with the SEC. The information at our Internet website is not incorporated in this prospectus supplement or the accompanying prospectus by reference, and you should not consider it a part of this prospectus supplement or the accompanying prospectus.

Incorporation by Reference

We will “incorporate by reference” information into this prospectus supplement and the accompanying prospectus by disclosing important information to you by referring you to another document that is filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC will automatically update and supersede that information. This prospectus supplement and the accompanying prospectus incorporate by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about us.

•	Our annual report on Form 10-K for the fiscal year ended December 31, 2020 filed on February 24, 2021;

•	Our current reports on Form 8-K filed on March 8, 2021 and March 9, 2021 (in each case, other than information furnished rather than filed); and

•

Those portions of our Proxy Statement for the 2020 Annual Meeting of Shareholders filed on April 1, 2020, that are incorporated by reference in our annual report on Form 10-K for the fiscal year ended December 31, 2019.

We are also incorporating by reference additional documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of this offering; provided, however, that nothing contained herein shall be deemed to incorporate information furnished to, but not filed with, the SEC.

To the extent there are inconsistencies between the information contained in this prospectus supplement or the accompanying prospectus and the information contained in the documents filed with the SEC prior to the date of this prospectus supplement and incorporated by reference, the information in this prospectus supplement or the accompanying prospectus shall be deemed to supersede the information in such incorporated documents.

You may request copies, at no cost, of any and all of the documents that are incorporated by reference in this prospectus supplement and the accompanying prospectus, including any future filings, by contacting us at:

Investor Relations

CBRE Group, Inc.

2100 McKinney Avenue, Suite 1250

Dallas, Texas 75201

E-mail: investorrelations@cbre.com

(214) 863-3145

SUMMARY

This summary highlights selected information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and may not contain all of the information that may be important to you. You should read this summary together with the entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

Our Company

We are the world’s largest commercial real estate services and investment firm, based on 2020 revenue, with leading global market positions in our leasing, property sales, occupier outsourcing and valuation businesses. As of December 31, 2020, the company has more than 100,000 employees (excluding affiliates) serving clients in more than 100 countries.

Our business is focused on providing services to real estate investors and occupiers. For investors, we provide capital markets (property sales, mortgage origination, sales and servicing), property leasing, investment management, property management, valuation and development services, among others. For occupiers, we provide facilities management, project management, transaction (both property sales and leasing) and consulting services, among others. We provide services under the following brand names: “CBRE” (real estate advisory and outsourcing services); “CBRE Global Investors” (investment management); “Trammell Crow Company” (U.S. development); “Telford Homes” (U.K. development) and “Hana” (flexible-space solutions). In 2020, CBRE sponsored a special purpose acquisition company (SPAC), CBRE Acquisition Holdings, Inc. (“CBRE Acquisition Holdings”), which has the sole purpose of acquiring a privately held company with significant growth potential and to create value by supporting the company in the public markets. The company that it acquires is expected to operate in an industry that will benefit from the experience, expertise and operating skills of CBRE. CBRE Acquisition Holdings trades on the New York Stock Exchange (NYSE) under the symbols “CBAH,” “CBAH.U,” and “CBAH.W.”

Our revenue mix has shifted toward more stable revenue sources, particularly occupier outsourcing, and our dependence on highly cyclical property sales and lease transaction revenue has declined markedly over the past decade. We believe we are well-positioned to capture a substantial and growing share of market opportunities at a time when investors and occupiers increasingly prefer to purchase integrated, account-based services on a national and global basis. We generate revenue from both management fees (large multi-year portfolio and per-project contracts) and commissions on transactions.

In 2020, we generated revenue from a highly diversified base of clients, including more than 90 of the Fortune 100 companies, and nearly 90% of our 100 largest clients purchased 4 or more of our services. We have been an S&P 500 company since 2006 and in 2020 we were ranked #128 on the Fortune 500. We have been voted the most recognized commercial real estate brand in the Lipsey Company survey for 20 years in a row (including 2021). We have also been rated a World’s Most Ethical Company by the Ethisphere Institute for eight consecutive years (including 2021), and are included in both the Dow Jones World Sustainability Index and the Bloomberg Gender-Equality Index for two years in a row.

Our History

We will mark our 115th year of continuous operations in 2021, tracing our origins to a company founded in San Francisco in the aftermath of the 1906 earthquake. Since then, we have grown into the largest global commercial real estate services and investment firm (in terms of 2020 revenue) through organic growth and strategic acquisitions.

Our Business Segments and Primary Services

CBRE Group, Inc. is a holding company that conducts all of its operations through its indirect subsidiaries. CBRE Group, Inc. does not have any independent operations or employees. CBRE Services, Inc., a direct wholly-owned subsidiary of CBRE Group, Inc., is also a holding company and is the primary obligor or issuer with respect to most of our long-term indebtedness.

We report our operations through the following business segments: (1) Advisory Services, (2) Global Workplace Solutions and (3) Real Estate Investments.

Advisory Services

Advisory Services provides a comprehensive range of services globally, including property leasing, property sales, mortgage services, property management, project management and valuation. Most of our Advisory Services operations are conducted through CBRE, Inc., an indirect wholly-owned subsidiary of CBRE Group, Inc. Our mortgage services, the vast majority of which are in the U.S., are conducted exclusively through CBRE Capital Markets, an indirect wholly-owned subsidiary of CBRE Group, Inc., and its affiliates.

The primary services within Advisory Services are further described below.

Leasing Services

We provide strategic advice and execution for owners/investors, and occupiers/tenants of real estate, primarily in connection with the leasing of office, industrial and retail space. In 2020, we negotiated leases valued at approximately $108.5 billion globally. While the majority of our leasing revenue is reported in the Advisory Services segment, we also earn leasing revenue for certain contractual occupier clients in the Global Workplace Solutions segment that arises as a direct result of a business relationship with that segment.

We generate significant business from account-based occupier clients, where we are retained to negotiate leases for all or a portion of their portfolio. This results in recurring revenue over time. We believe we are the market leader for leasing services in most leading U.S. metropolitan statistical areas (as defined by the U.S. Census Bureau), including Atlanta, Austin, Boston, Chicago, Dallas, Denver, Kansas City, Los Angeles, New York, Orlando, Philadelphia, Phoenix, San Francisco, Seattle and St. Louis.

Capital Markets

We offer clients property sales and mortgage services. The close integration of these services helps to meet marketplace demand for comprehensive capital markets solutions. During 2020, we closed approximately $234.8 billion of capital markets transactions globally, including $181.6 billion of property sales transactions and $53.2 billion of mortgage originations and loan sales.

We are the leading property sales advisor globally. In the U.S., we accounted for approximately 17% of investment sales transactions greater than $2.5 million across all property types in 2020, according to Real Capital Analytics. Our mortgage brokerage professionals arrange, originate and service commercial mortgage loans through relationships established with investment banking firms, national and regional banks, credit companies, insurance companies, U.S. GSEs, and pension funds.

Globally, our loan origination and sales volume in 2020 was $53.2 billion, including approximately $21.4 billion for U.S. GSEs. Most of the GSE loans were financed through revolving warehouse credit lines through a CBRE subsidiary that is dedicated exclusively for this purpose and were substantially risk mitigated by either obtaining a contractual purchase commitment from the GSE or confirming a forward-trade commitment for the issuance and purchase of a mortgage-backed security to be secured by the loan. We also oversee a loan servicing portfolio, which totaled approximately $268.6 billion globally at year-end 2020.

In many countries that we operate in (including the U.S.), our real estate services professionals (both leasing and capital markets) are compensated primarily through commissions, which are payable upon completion of an assignment. This mitigates the effect of compensation, our largest expense, on our operating margins during difficult market conditions. We strive to retain top professionals through an attractive compensation program tied to productivity as well as investments in support resources, including professional development and training, market research and data/information, technology, branding and marketing.

Property and Project Management Services

We provide property management services on a contractual basis, primarily for owners of and investors in office, industrial and retail properties. These services include construction management, marketing, building engineering, accounting and financial services. As of December 31, 2020, we managed 2.7 billion square feet of properties globally for property owners/investors. We are compensated for our services through a monthly management fee earned based on either a specified percentage of the monthly rental income, rental receipts generated from the property under management or a fixed fee. We are also often reimbursed for our administrative and payroll costs directly attributable to the properties under management. Our management agreements with our property management services clients may be terminated by either party with notice generally ranging between 30 to 90 days; however, we have developed long-term relationships with many of these clients and the typical contract continues for multiple years. We believe our contractual relationships with these clients put us in an advantageous position to provide other services to them, including leasing, refinancing, disposition and appraisal.

Project management services are provided to owners, investors and occupiers of real estate in local markets. Revenues from project management services generally include fixed management fees, variable fees and incentive fees if certain agreed-upon performance targets are met. Revenues from project management may also include reimbursement of payroll and related costs for personnel providing the services and subcontracted vendor costs. While the majority of our project management revenue is reported in our Global Workplace Solutions segment, we also report one-off and non-contractual project management revenue in our Advisory Services segment. In 2020, project management revenue in our Advisory Services segment represented approximately 31% of total project management revenue for CBRE.

Valuation Services

We provide valuation services that include market-value appraisals, litigation support, discounted cash flow analyses, feasibility studies as well as consulting services such as property condition reports, hotel advisory and environmental consulting. Our valuation business has developed proprietary systems for data management, analysis and valuation report preparation, which we believe provide us with an advantage over our competitors. We believe that our valuation business is one of the largest in the commercial real estate industry. During 2020, we completed over 200,800 valuation, appraisal and advisory assignments, excluding residential valuations in Asia Pacific.

Global Workplace Solutions

Global Workplace Solutions provides a broad suite of integrated, contractually-based outsourcing services to occupiers of real estate, including facilities management, project management and transaction services (leasing and sales).

We believe the outsourcing of corporate real estate services is a long-term trend in our industry, with multi-national corporations, and other large occupiers of space utilizing global, full-service real estate firms to achieve better workplaces for their people, while attempting to lower their cost of occupancy. We typically enter into multi-year, often multi-service, outsourcing contracts with services delivered via dedicated account teams and/or an on-demand basis. The key outsourcing services offered through this business segment are described below.

Facilities Management Services

Facilities Management involves the day-to-day management of client-occupied space for traditional office space, such as headquarter buildings, regional offices and administrative offices, as well as facilities serving specialized industries, such as data centers, life science and medical facilities, distribution warehouses, government facilities and retail stores. Contracts for facilities management services are often structured so that we are reimbursed for client-dedicated personnel costs and subcontracted vendor costs as well as associated overhead expenses plus a monthly fee, and in some cases, annual incentives tied to agreed-upon performance targets, with any penalties typically capped. In addition, we have contracts for facilities management services based on fixed-fee unit prices or guaranteed maximum prices. Fixed-fee contracts are typically structured where an agreed-upon scope of work is delivered for a fixed price while guaranteed maximum price contracts are structured with an agreed upon scope of work that will be provided to the client for a not-to-exceed price. We furnish facilities management services to clients with single or multiple-location assets as well as regional, national and global portfolios. As of December 31, 2020, we managed approximately 4.3 billion square feet of facilities on behalf of occupiers.

Project Management Services

Project management services are typically provided on a portfolio-wide or programmatic basis. Revenues from project management services generally include fixed management fees, variable fees, lump sum and incentive fees if certain agreed-upon performance targets are met. Revenues from project management may also include reimbursement of payroll and related costs for personnel providing the services and subcontracted vendor costs. In 2020, we were responsible for implementing project management contracts valued at approximately $93.0 billion. While the majority of our project management revenue is reported in our Global Workplace Solutions segment, as previously mentioned, we also report project management revenue in our Advisory Services segment. In 2020, project management revenue in our Global Workplace Solutions segment represented approximately 69% of total project management revenue for CBRE.

Transaction Services

We provide strategic advice and execution for occupiers of real estate in connection with the leasing, sale or acquisition of office, industrial and retail space. Within the Global Workplace Solutions business, transaction services are performed for account-based clients, often as a key part of an integrated suite of commercial real estate services (with leasing being the most meaningful revenue stream included in our Global Workplace Solutions revenue). In 2020, leasing revenue included in our Global Workplace Solutions revenue represented approximately 2% of global leasing revenue for CBRE.

Real Estate Investments

Real Estate Investments includes: (i) investment management services provided globally; (ii) development services in the U.S. and U.K.; and (iii) flexible office space solutions.

Investment Management Services

Investment management services are conducted through an indirect wholly-owned subsidiary of CBRE Group, Inc., CBRE Global Investors, LLC (“CBRE Global Investors”), and its global affiliates. CBRE Global

Investors provides investment management services to pension funds, insurance companies, sovereign wealth funds, foundations, endowments and other institutional investors seeking to generate returns and diversification through investment in real assets such as real estate, infrastructure, master limited partnerships and other assets. We sponsor investment programs that span the risk/return spectrum in North America, Europe, Asia and Australia. In some strategies, CBRE Global Investors and its investment teams co-invest with its limited partners.

CBRE Global Investors’ offerings are organized into five primary categories: (1) direct real estate investments through sponsored funds; (2) direct real estate investments through separate accounts; (3) indirect real estate and infrastructure investments through listed securities; (4) indirect real estate, infrastructure and private equity investments through multi-manager investment programs; and (5) credit investments backed by real estate through sponsored funds, separate accounts or pooled strategies.

Assets under management (“AUM”) totaled $122.7 billion at December 31, 2020 as compared to $112.9 billion at December 31, 2019, an increase of $9.8 billion ($5.2 billion in local currency).

Development Services

Development services are conducted through an indirect wholly-owned subsidiary of CBRE Group, Inc., Trammell Crow Company, LLC, which we also refer to as Trammel Crow Company, which provides commercial real estate development services in the U.S., and Telford Homes Plc, a developer of residential multi-family properties in the U.K.

Trammell Crow Company pursues opportunistic, risk-mitigated development and investment strategies for users of and investors in commercial real estate, as well as for its own account. The company is active in industrial, office, residential multi-family/mixed-use projects, life sciences and healthcare facilities of all types (medical office buildings, hospitals and ambulatory surgery centers), and retail properties. Trammell Crow Company is compensated by its clients on a fee basis with no, or limited, ownership interest in a property; in partnership with its clients through co-investment – either on an individual project basis or through programs with certain strategic capital partners or for its own account with 100% ownership. Development services activity in which Trammell Crow Company has an ownership interest is conducted through subsidiaries that are consolidated or unconsolidated for financial reporting purposes, depending primarily on the extent and nature of our ownership interest.

Telford Homes is a developer of residential-led, mixed-use sites in locations across London, where the need for homes exceeds supply. In recent years, Telford has undertaken a strategic shift to focus on the growing build-to-rent/multifamily market and is pursuing such opportunities with a number of third-party investors.

At December 31, 2020, we had $14.9 billion of development projects in process, and our development pipeline (prospective projects that we estimate have a greater than 50% chance of closing or where land has been acquired and the projected construction start date is more than one year out) totaled $6.1 billion at December 31, 2020.

Flexible-Space Solutions

Flexible-space solutions operations are conducted through an indirect wholly-owned subsidiary of CBRE Group, Inc., CBRE Hana, LLC (“Hana”). Hana develops and operates integrated, scalable, flexible workspaces, with a particular focus on dedicated office suites that appeal to large enterprises. It also offers flexible conference room and event workspaces and communal co-working space. Hana helps institutional property owners meet the rapidly growing demand from real estate occupiers for flexible office space solutions.

Corporate Information

Our principal executive offices are located at 2100 McKinney Avenue, Suite 1250, Dallas, Texas, and our telephone number is (214) 979-6100.

The Offering

The offering terms are summarized below solely for your convenience. This summary is not a complete description of the notes. You should read the full text and more specific details contained in this prospectus supplement under the caption “Description of the Notes.” With respect to the discussion of the terms of the notes in this summary, the terms “we,” “us,” and “the Company” refer to CBRE Services, Inc. and not any of its consolidated subsidiaries.

Issuer	CBRE Services, Inc.

Securities	$ aggregate principal amount of % Senior Notes due , 20 .

Maturity	, 20 .

Interest	% per year payable semiannually in cash in arrears on and of each year, beginning , 2021. Interest will accrue from , 2021.

Guarantees	CBRE Group, Inc. and each subsidiary of CBRE Services, Inc. that guarantees our obligations under the credit agreement dated October 31, 2017 among CBRE Group, Inc., CBRE Services, Inc., certain subsidiaries of CBRE Services, Inc., the lenders party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent (such credit agreement, as amended by a December 20, 2018 incremental loan assumption agreement and a March 4, 2019 incremental assumption agreement, the “credit agreement”) will also fully and unconditionally guarantee the notes on a senior unsecured basis. The guarantees by the guarantors of the notes will rank equal in right of payment with all existing and future senior indebtedness of such guarantors.

Ranking	The notes will be our senior unsecured obligations and will rank equal in right of payment with our existing and future senior indebtedness and senior in right of payment to any of our future subordinated indebtedness. The notes and related guarantees will be effectively subordinated to all of our and our guarantors’ secured debt to the extent of the value of the assets securing such debt and structurally subordinated to all of the existing and future liabilities of our subsidiaries that do not guarantee the notes. As of December 31, 2020, without giving effect to this offering, (i) CBRE Services, Inc., excluding its subsidiaries, would have had no senior secured indebtedness (including guarantees) and (ii) our guarantors would have had approximately $1.4 billion of senior secured indebtedness, including warehouse lines of credit (which are recourse only to CBRE Capital Markets and are secured by our related warehouse receivables). As of December 31, 2020, our non-guarantor subsidiaries had $85 million of indebtedness.

Optional Redemption	At any time prior to , 20 ( months prior to the stated maturity of the notes), we may redeem the notes, in whole or in part,

at a price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the sum of the present value at such date of redemption of the remaining scheduled payments of principal and interest thereon to                , 20     , plus, in either case, accrued and unpaid interest, if any, to, but not including, the redemption date.”

In addition, from and after , 20 ( months prior to the stated maturity of the notes), we may redeem the notes, in whole or in part, at a price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to, but not including, the date of redemption.

See “Description of the Notes—Optional Redemption.

Mandatory Offer to Repurchase	Upon the occurrence of a Change of Control Triggering Event, we may be required to offer to purchase notes from holders at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the purchase date, subject to certain conditions. See “Description of the Notes—Change of Control Triggering Event.”

Certain Covenants	The indenture governing the notes will contain covenants that limit our ability and the ability of certain of our subsidiaries to:

•	create certain liens;

•	enter into sale/leaseback transactions; and

•	enter into mergers or consolidations.

However, these covenants are subject to a number of important qualifications and exceptions. See “Description of the Notes—Certain Covenants.”

Use of Proceeds	We will use the net proceeds from this offering for general corporate purposes.

For additional information regarding the use of the proceeds of the offering of the notes, you should read the information included under the caption “Use of Proceeds” in this prospectus supplement.

Risk Factors	Investing in the notes involves substantial risks. You should carefully consider the risk factors set forth under the caption “Risk Factors” and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus prior to making an investment in the notes. See “Risk Factors” beginning on page S-18.

Summary Historical Consolidated Financial Data

The following table sets forth our summary historical consolidated financial information for each of the three years in the period ended December 31, 2020. The statements of operations, statements of cash flows and other data for the years ended December 31, 2020, 2019 and 2018 and the balance sheet data as of December 31, 2020 and 2019 were derived from our audited consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2020, which is incorporated by reference in this prospectus supplement.

The summary financial data presented below is not necessarily indicative of our results of future operations and should be read in conjunction with our consolidated financial statements and the information included under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our annual report on Form 10-K for the fiscal year ended December 31, 2020, which is incorporated by reference in this prospectus supplement.

	Year Ended December 31,
	2020	2019(1)	2018
	(in thousands)
Statement of Operations Data:
Revenue	$23,826,195	$23,894,091	$21,340,088
Operating income	969,759	1,259,875	1,087,989
Interest expense, net of interest income	67,753	85,754	98,685
Write-off of financing costs on extinguished debt	75,592	2,608	27,982
Net income	755,868	1,291,450	1,065,948
Less: Net income attributable to non-controlling interests	3,879	9,093	2,729
Net income attributable to CBRE Group, Inc.	751,989	1,282,357	1,063,219

Statement of Cash Flows Data:
Net cash provided by operating activities	$1,830,779	$1,223,380	$1,131,249
Net cash used in investing activities	(341,585)	(721,024)	(560,684)
Net cash used in financing activities	(625,256)	(271,949)	(506,600)
Other Data (including Non-GAAP Financial Measures):
EBITDA(2)	$1,699,839	$1,969,625	$1,954,932
Adjusted EBITDA(2)	$1,892,385	$2,063,783	$1,905,168

	As of December 31,
	2020	2019
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$1,896,188	$971,781
Total assets	18,039,143	16,197,196
Long-term debt, including current portion, net	1,381,716	1,763,059
Total liabilities	10,533,483	9,924,084
Non-controlling interest subject to possible redemption—special purpose acquisition company (3)	385,573	—
Total CBRE Group, Inc. stockholders’ equity	7,078,326	6,232,693

(1)

We adopted new lease accounting guidance effective January 1, 2019 using the optional transitional method. Accordingly, no adjustments were made to the financial statements presented for prior periods. As a result of the adoption of the leasing guidance, the consolidated balance sheet as of January 1, 2019 included $1.2 billion of additional lease liabilities, along with corresponding right-of-use assets of $1.0 billion, reflecting adjustments for items such as prepaid and deferred rent, unamortized initial direct costs, and unamortized lease incentive balances. The adoption of the leasing guidance did not have a material impact on our consolidated statement of operations. See Note 2 of Notes to Consolidated Financial Statements set forth in Item 8 of our annual report on Form 10-K for the fiscal year ended December 31, 2020, which is incorporated by reference in this prospectus supplement.
(2)

Adjusted EBITDA is not a recognized measurement under accounting principles generally accepted in the United States, (GAAP). When analyzing our operating performance, investors should use this measure in addition to, and not as an alternative for, the most directly comparable financial measure calculated and presented in accordance with GAAP. We generally use this non-GAAP financial measure to evaluate operating performance and for other discretionary purposes. We believe this measure provides a more complete understanding of ongoing operations, enhances comparability of current results to prior periods and may be useful for investors to analyze our financial performance because it eliminates the impact of selected charges that may obscure trends in the underlying performance of our business. Because not all companies use identical calculations, our presentation of adjusted EBITDA may not be comparable to similarly titled measures of other companies.

EBITDA represents earnings before depreciation and amortization, asset impairments, interest expense, net of interest income, write-off of financing costs on extinguished debt, and provision for income taxes. Amounts shown for adjusted EBITDA further remove (from EBITDA) the impact of costs associated with transformation initiatives, costs associated with workforce optimization efforts, fair value adjustments to real estate assets acquired in the Telford Acquisition (purchase accounting) that were sold in the period, costs incurred related to legal entity restructuring, integration and other costs related to acquisitions, carried interest incentive compensation expense (reversal) to align with the timing of associated revenue, costs associated with our reorganization, including cost-savings initiatives, costs incurred in connection with litigation settlement, a one-time gain associated with remeasuring an investment in an unconsolidated subsidiary to fair value as of the date the remaining controlling interest was acquired, and cost-elimination expenses. We believe that investors may find these measures useful in evaluating our operating performance compared to that of other companies in our industry because their calculations generally eliminate the effects of acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions, the effects of financings and income taxes and the accounting effects of capital spending.

Adjusted EBITDA is not intended to be a measure of free cash flow for our management’s discretionary use because it does not consider certain cash requirements such as tax and debt service payments. This measure may also differ from the amounts calculated under similarly titled definitions in our credit facilities and debt instruments, which amounts are further adjusted to reflect certain other cash and non-cash charges and are used by us to determine compliance with financial covenants therein and our ability to engage in certain activities, such as incurring additional debt. We also use adjusted EBITDA as a significant component when measuring our operating performance under our employee incentive compensation programs.

EBITDA and Adjusted EBITDA are calculated as follows:

	Year Ended December 31,
	2020	2019	2018
	(in thousands)
Net income attributable to CBRE Group, Inc.	$751,989	$1,282,357	$1,063,219
Add:
Depreciation and amortization	501,728	439,224	451,988
Asset impairments	88,676	89,787	—
Interest expense, net of interest income	67,753	85,754	98,685
Write-off of financing costs on extinguished debt	75,592	2,608	27,982
Provision for income taxes	214,101	69,895	313,058

EBITDA	$1,699,839	$1,969,625	$1,954,932
Adjustments:
Costs associated with transformation initiatives (a)	155,148	—	—
Costs associated with workforce optimization efforts (b)	37,594	—	—
Impact of fair value adjustments to real estate assets acquired in the Telford Acquisition (purchase accounting) that were sold in period	11,598	9,301	—
Costs incurred relating to legal entity restructuring	9,362	6,899	—
Integration and other costs related to acquisitions	1,756	15,292	9,124
Carried interest incentive compensation expense (reversal) to align with the timing of associated revenue	(22,912)	13,101	(5,261)
Costs associated with our reorganization, including cost-savings initiatives (c)	—	49,565	37,925
Costs incurred in connection with litigation settlement	—	—	8,868
One-time gain associated with remeasuring an investment in an unconsolidated subsidiary to fair value as of the date the remaining controlling interest was acquired	—	—	(100,420)

Adjusted EBITDA	$1,892,385	$2,063,783	$1,905,168

(a)

Commencing during the third quarter of 2020, management began the implementation of certain transformation initiatives to enable the company to reduce costs, streamline operations and support future growth. The majority of expenses incurred were cash in nature and primarily related to employee separation benefits, lease termination costs and professional fees. See Note 21 of Notes to Consolidated Financial Statements set forth in Item 8 of our annual report on Form 10-K for the fiscal year ended December 31, 2020, which is incorporated by reference in this prospectus supplement.

(b)

Primarily represents costs incurred related to workforce optimization initiated and executed in the second quarter of 2020 as part of management’s cost containment efforts in response to the Covid-19 pandemic. The charges are cash expenditures primarily for severance costs incurred related to this effort. Of the total costs, $7.4 million was included within the “Cost of revenue” line item and $30.2 million was included in the “Operating, administrative, and other” line item in the consolidated statements of operations for the year ended December 31, 2020 set forth in Item 8 of our annual report on Form 10-K for the fiscal year ended December 31, 2020, which is incorporated by reference in this prospectus supplement.

(c)	Primarily represents severance costs related to headcount reductions in connection with our reorganization announced in the third quarter of 2018 that became effective January 1, 2019.

(3)

The company accounts for the non-controlling interest in CBRE Acquisition Holdings as subject to possible redemption in accordance with the guidance in FASB ASC Topic 480 “Distinguishing Liabilities from Equity.” CBRE Acquisition Holdings’ common stock features certain redemption rights that are considered to be outside of the company’s control and subject to occurrence of uncertain future events. Accordingly, this noncontrolling interest subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section in the accompanying consolidated financial statements as of December 31, 2020.

CBRE will recognize changes in redemption value immediately as they occur—i.e. adjust the carrying amount of the instrument to its current redemption amount at each reporting date. For the year ended December 31, 2020, there was no material change in the redemption value of the redeemable non-controlling interest.

RISK FACTORS

You should carefully consider the risks described below, the risks described under “Part I, Item 1A. Risk Factors” in our most recently filed annual report on Form 10-K for the fiscal year ended December 31, 2020, which is incorporated by reference herein, and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding to invest in the notes.

Risks Relating to the Notes

Our leverage and debt service obligations could harm our ability to operate our business, remain in compliance with debt covenants and make payments on our debt, including the notes.

We are leveraged and have debt service obligations.

As of December 31, 2020, our total debt, net of current maturities, was approximately $1.4 billion. For the year ended December 31, 2020, our interest expense, net of interest income, was approximately $67.8 million. Our level of indebtedness increases the possibility that we may be unable to generate cash sufficient to pay the principal of, or other amounts due in respect of, the notes and our other indebtedness. In addition, we may incur additional debt from time to time to finance strategic acquisitions, investments, joint ventures or for other purposes, subject to the restrictions contained in the documents governing our indebtedness. If we incur additional debt, the risks associated with our leverage, including our ability to service the notes and our other debt, would increase.

We cannot be certain that our earnings will be sufficient to allow us to pay principal and interest on the notes and our other debt and meet our other obligations. If we do not have sufficient earnings, we may be required to seek to refinance all or part of our existing debt, sell assets, borrow more money or sell more securities, none of which we can guarantee that we will be able to do and which, if accomplished, may adversely affect the market price of the notes.

We may not have the ability to raise the funds necessary to finance a change of control offer.

Upon the occurrence of a Change of Control Triggering Event, we may be required to offer to repurchase all of the notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase. We cannot assure you that there will be sufficient funds available for us to make any required repurchases of the notes upon a Change of Control Triggering Event. In addition, our credit agreement provides that the occurrence of certain change of control events constitute a default thereunder, and the indenture governing our 4.875% senior notes due 2026 (the “2026 Notes”) may require us to make an offer to purchase all our outstanding 2026 Notes upon the occurrence of certain change of control events. Our failure to purchase tendered notes would constitute a default under the indenture governing the notes, which, in turn, would constitute a default under the credit agreement and the indenture governing our 2026 Notes. See “Description of the Notes—Change of Control Triggering Event.”

A subsidiary guarantee could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of the notes from relying on that subsidiary to satisfy claims.

Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, a subsidiary guarantee can be voided, or claims under the subsidiary guarantee may be subordinated to all other debts of that subsidiary guarantor if, among other things, the subsidiary guarantor, at the time it issued its subsidiary guarantee and agreed to repay the indebtedness evidenced by such subsidiary guarantee or, in some states, when payments become due under the subsidiary guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of the subsidiary guarantee and:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the subsidiary guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

A subsidiary guarantee may also be voided, without regard to the above factors, if a court found that the subsidiary guarantor entered into the subsidiary guarantee with the actual intent to hinder, delay or defraud its creditors.

A court would likely find that a subsidiary guarantor did not receive reasonably equivalent value or fair consideration for its subsidiary guarantee if the subsidiary guarantor did not substantially benefit directly or indirectly from the issuance of the notes. If a court were to void a subsidiary guarantee, you would no longer have a claim against the subsidiary guarantor. Sufficient funds to repay the notes may not be available from other sources, including the remaining guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from the subsidiary guarantor.

The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the governing law. Generally, a subsidiary guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

•

the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they became absolute and mature; or

•	it could not pay its debts as they became due.

Each subsidiary guarantee will contain a provision intended to limit the subsidiary guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its subsidiary guarantee to be a fraudulent transfer. This provision may automatically reduce a subsidiary guarantor’s obligations to an amount that may effectively render the subsidiary guarantee of no value and, in any case, this provision may not be effective to protect the subsidiary guarantees from being voided under fraudulent transfer law.

The notes will be effectively subordinated to our secured indebtedness to the extent of the value of the assets securing such indebtedness.

The notes will not be secured by any of our or our subsidiaries’ assets. As a result, the notes and the related guarantees will be effectively subordinated to our and our guarantors’ indebtedness with respect to the assets that may secure such indebtedness. As of December 31, 2020, without giving effect to this offering, the notes would have been effectively subordinated to approximately $1.4 billion of senior secured debt (including certain warehouse lines of credit). In addition, our subsidiaries and we may incur additional secured debt in the future and, as a result of this effective subordination, upon a default in payment on, or the acceleration of, any of this secured indebtedness, or in the event of bankruptcy, insolvency, liquidation, dissolution or reorganization of our company or a subsidiary, the proceeds from the sale of assets securing our or such subsidiary’s secured indebtedness will be available to pay obligations on the notes and other unsecured obligations only after such secured debt has been paid in full. Consequently, the holders of the notes may receive less, ratably, than the holders of secured debt in the event of our or our subsidiaries’ bankruptcy, insolvency, liquidation, dissolution or reorganization even if those subsidiaries in the future guarantee the notes.

The notes will not be guaranteed by all of our subsidiaries.

The notes will not be guaranteed by a number of our subsidiaries. As a result, if we default on our obligations under the notes, you will not have any claims against any of our subsidiaries that do not provide guarantees of the notes. For the year ended December 31, 2020, revenue of our non-guarantor subsidiaries constituted approximately 45% of our consolidated revenue, and operating income of such non-guarantor subsidiaries was approximately $606 million. As of December 31, 2020, the total assets of such non-guarantor subsidiaries constituted approximately 55% of our consolidated total assets, and the total liabilities of such non-guarantor subsidiaries were $5.8 billion.

Neither we nor any of our subsidiaries has any property that has been determined to be a principal property under the indenture.

The indenture governing the notes will include a covenant that will, among other things, limit our and certain of our subsidiaries’ ability to create, incur, assume or guarantee any indebtedness for money borrowed secured by a lien upon any of our or any such subsidiaries’ principal properties or certain other limited assets. However, as of the date of this prospectus supplement, neither we nor any of our subsidiaries has any property that constitutes a principal property under the indenture.

We cannot assure you that an active trading market will develop for the notes.

The notes are a new issue of securities with no established trading market. We do not intend to apply to list the notes on any securities exchange or include the notes in any automated quotation system. We have been informed by the underwriters that they intend to make a market in the notes after this offering is completed. However, the underwriters may cease their market-making activities at any time. In addition, the liquidity of the trading market in the notes and the market price quoted for the notes may be adversely affected by changes in the overall market for debt securities and by changes in our financial performance or prospects or in the financial performance or prospects of companies in our industry generally. As a result, we cannot assure you that an active trading market will develop or be maintained for the notes. If an active market does not develop or is not maintained, the market price of the notes may decline and the liquidity of the notes may be limited.

Ratings of the notes may affect the market price and marketability of the notes.

Upon issuance, the notes will be rated by Moody’s Investors Service, Inc. and S&P Global Ratings. Such ratings are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There is no assurance that such credit ratings will be issued or remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. It is also possible that such ratings may be lowered in connection with the application of the proceeds of this offering or in connection with future events, such as future acquisitions. Holders of notes will have no recourse against us or any other parties in the event of a change in or suspension or withdrawal of such ratings. Any lowering, suspension or withdrawal of such ratings may have an adverse effect on the market price or marketability of the notes.

USE OF PROCEEDS

We estimate that our net proceeds from the sale of the notes will be approximately $                 , after deducting the underwriting discount and estimated offering expenses payable by us. The net proceeds from the sale of the notes will be used for general corporate purposes.

CAPITALIZATION

The following table sets forth the cash and cash equivalents and capitalization of CBRE Group, Inc. as of December 31, 2020:

•	on an actual basis; and

•	on an as adjusted basis to reflect the estimated net proceeds from the issuance of the notes offered hereby.

All of the long-term debt described below is recourse to CBRE Group, Inc. and certain of its subsidiaries. Long-term debt described below includes revolving credit facilities borrowings, but does not include certain other short-term borrowings, including warehouse lines of credit.

	As of December 31, 2020
	Actual	As Adjusted
	(in thousands)
Cash and cash equivalents (1)	$1,896,188	$

Long-term debt (including current portion):
Revolving credit facility (2)	$—		$—
Senior term loans, with interest ranging from 0.75% to 1.15%, due quarterly through 2024	788,759		788,759
4.875% senior notes due 2026, net of unamortized discount	597,470		597,470
Notes offered hereby (3)	—
Other long-term debt (including current portion)	1,514		1,514

Total long-term debt (including current portion) (4)	1,387,743
CBRE Group, Inc. stockholders’ equity	7,078,326		7,078,326

Total capitalization	$8,466,069	$

(1)	Includes $102.9 million in consolidated funds and other entities, which are not available for company use.
(2)

As of December 31, 2020, taking into account all outstanding borrowings, including outstanding letters of credit totaling $2.0 million, we had an aggregate of $2.8 billion available under such revolving credit facility.

(3)	The notes offered hereby may be issued with original issue discount. The amount shown here does not take into account any original issue discount.
(4)

Excludes $1.4 billion of aggregate warehouse lines of credit (which are recourse only to our wholly-owned subsidiary CBRE Capital Markets, Inc. and are secured by our related warehouse receivables) and $79.6 million of notes payable on real estate, which are non-recourse to us.

DESCRIPTION OF THE NOTES

CBRE Services, Inc. will issue $                aggregate principal amount of    % Senior Notes due 20    (the “Notes”) under an indenture among itself, the guarantors party thereto and Wells Fargo Bank, National Association, not in its individual capacity, but solely as trustee (the “Trustee”), as supplemented as of the date of the Issue Date for the Notes (as supplemented, the “Indenture”).

Certain terms used in this description are defined under the subheading “—Certain Definitions.” In this description, the words “we,” “us,” “our” and “Issuer” refer to CBRE Services, Inc. and not to any of its subsidiaries. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the “Trust Indenture Act”).

The following description of the terms of the Notes and the Indenture supplements, and to the extent inconsistent replaces, the description of the general terms and provisions of the debt securities under “Description of the Debt Securities” in the accompanying prospectus dated December 18, 2020 (the “Base Prospectus”). The following description, together with the relevant portions of the description in the Base Prospectus under “Description of the Debt Securities,” is only a summary of the material provisions of the Indenture, which is filed as an exhibit to the Registration Statement of which this prospectus supplement forms a part. We urge you to read the Indenture because it, not this description, defines your rights as holders of these Notes. You may request copies of the Indenture at our address set forth under the heading “Where You Can Find More Information.”

Brief Description of the Notes

The Notes:

•	are unsecured senior obligations of the Issuer;

•	are senior in right of payment to any future subordinated indebtedness of the Issuer; and

•	will be guaranteed by CBRE Group, Inc. (“Parent”) and each Subsidiary Guarantor on a senior unsecured basis.

Principal, Maturity and Interest

The Issuer will issue the Notes initially with a maximum aggregate principal amount of $                . The Issuer will issue the Notes in denominations of $2,000 and any greater integral multiple of $1,000 in excess thereof. The Notes will mature on                 , 20    . We are permitted to issue more Notes under the Indenture in an unlimited aggregate principal amount (the “Additional Notes”). The Notes and the Additional Notes, if any, will be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase; provided, however, that in the event any Additional Notes are not fungible with the Notes for U.S. federal income tax purposes, such nonfungible Additional Notes will be issued with a separate CUSIP number so that they are distinguishable from the Notes. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of the Notes,” references to the Notes include any Additional Notes actually issued.

Interest on the Notes will accrue at the rate of     % per annum and will be payable semiannually in arrears on                 and                  of each year, commencing on                 , 2021. We will make each interest payment to the holders of record of the Notes on the immediately preceding                 and                 , whether or not a Business Day.

Interest on the Notes will accrue from the Issue Date or, if interest has already been paid, from the date such interest was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Interest payments for the Notes will include accrued interest from and including the Issue Date or from and including the last date in respect of which interest has been paid, as the case may be, to, but excluding, the interest payment date or the date of maturity, as the case may be.

If an interest payment date, maturity date or redemption date would otherwise be a day that is not a Business Day, such payment will be made on the next date that is a Business Day as if it were made on the date such payment was due, and no interest will accrue on the amount so payable for the period from and after that interest payment date, maturity date or redemption date, as the case may be, to the date the payment is made.

Optional Redemption

For any date of redemption occurring prior to the Par Call Date (as defined below), we will be entitled, at our option, to redeem all or a portion of the Notes at a redemption price equal to the greater of (1) 100% of the principal amount of the Notes to be redeemed and (2) the sum of (a) the present value at such date of redemption of the remaining scheduled payments of principal and interest thereon to the Par Call Date, assuming the Notes matured on the Par Call Date, discounted to such date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, minus (b) accrued and unpaid interest to, but excluding, such date of redemption. In the case of each of clauses (1) and (2), accrued and unpaid interest, if any, will be payable to, but not including, the date of redemption.

In addition, for any date of redemption occurring on and after the Par Call Date, we will be entitled, at our option, to redeem all or a portion of the Notes at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to, but not including, the date of redemption.

Notice of redemption must be mailed by first-class mail (or delivered by electronic transmission in accordance with the applicable procedures of DTC) to each holder’s registered address, not less than 10 nor more than 60 days prior to the redemption date.

“Adjusted Treasury Rate” means, with respect to any redemption date and as provided by the Issuer, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months prior to the Par Call Date, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third Business Day immediately preceding the date that the applicable redemption notice is first mailed, in each case, plus     %.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes from the redemption date to the Par Call Date, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to the Par Call Date.

“Comparable Treasury Price” means, with respect to any redemption date, if clause (2) of the Adjusted Treasury Rate definition is applicable, the average of three, or such lesser number as is obtained by the Issuer, Reference Treasury Dealer Quotations for such redemption date.

“Par Call Date” means                 , 20     (     months prior to the Stated Maturity of the Notes).

“Quotation Agent” means the Reference Treasury Dealer selected by the Issuer.

“Reference Treasury Dealer” means each of Goldman Sachs & Co. LLC and its successors and assigns, Wells Fargo Securities, LLC and its successors and assigns,                  and its successors and assigns and                  and its successors and assigns; provided, however, that if any of the foregoing shall cease to be at the relevant time a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Issuer shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Issuer, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Issuer by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day immediately preceding the date that the applicable redemption notice is first mailed (or delivered by electronic transmission).

Selection and Notice of Redemption

If we are redeeming less than all the Notes at any time, the Trustee will select Notes on a pro rata basis, by lot or by such other method as the Trustee shall deem to be fair and appropriate in accordance with the applicable procedures of DTC.

We will redeem Notes of $2,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail (or delivered by electronic transmission in accordance with the applicable procedures of DTC) at least 10 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. We will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, unless the Issuer defaults in payment of the redemption price and accrued interest, interest will cease to accrue on Notes or portions of them called for redemption.

No Sinking Fund; Open Market Purchases

We are not required to make any sinking fund payments with respect to the Notes. However, under certain circumstances, we may be required to offer to purchase Notes as described under the caption “—Change of Control Triggering Event.” We may at any time and from time to time purchase Notes in the open market or otherwise.

Guarantees

Parent and each Subsidiary Guarantor will jointly and severally guarantee, on a senior unsecured basis, our obligations under the Notes. The obligations of each Subsidiary Guarantor under its Subsidiary Guaranty are designed to be limited as necessary to prevent such Subsidiary Guaranty from constituting a fraudulent conveyance under applicable law and, therefore, will be expressly limited to the maximum amount that such Subsidiary Guaranty could guarantee without such Subsidiary Guaranty constituting a fraudulent conveyance. This limitation, however, may not be effective to prevent such Subsidiary Guaranty from constituting a fraudulent conveyance. See “Risk Factors—Risks Relating to the Notes—A subsidiary guarantee could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of the notes from relying on that subsidiary to satisfy claims.”

Each Subsidiary Guarantor that makes a payment under its Subsidiary Guaranty will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor’s pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.

If a Subsidiary Guaranty were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Subsidiary Guarantor, and, depending on the amount of such indebtedness, a Subsidiary Guarantor’s liability on its Subsidiary Guaranty could be reduced to zero. See “Risk Factors—Risks Relating to the Notes—A subsidiary guarantee could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of the notes from relying on that subsidiary to satisfy claims.”

The Subsidiary Guaranty of a Subsidiary Guarantor will be released:

(1)	upon the sale or other disposition (including by way of consolidation or merger) of such Subsidiary Guarantor;

(2)	upon the sale or disposition of all or substantially all the assets of such Subsidiary Guarantor;

(3)

at such time as (a) such Subsidiary Guarantor no longer Guarantees any other Specified Debt (which, for avoidance of doubt, will include when any such Guarantee is no longer required by any contractual obligation and any other Guarantees are substantially concurrently released) of the Issuer or (b) the release or discharge of the guaranty which resulted in the creation of such Subsidiary Guaranty (except a release or discharge by or as a result of payment under such guaranty); provided that such Subsidiary Guarantor would not then otherwise be required to Guarantee the Notes pursuant to the Indenture;

(4)	upon the defeasance of the Notes, as provided under “—Defeasance;” or

(5)	as described under “—Amendments and Waivers,”

in the case of clause (1) or (2), other than to Parent, the Issuer or a Subsidiary of Parent and as permitted by the Indenture. For the avoidance of doubt, the release of a Subsidiary Guaranty of a Subsidiary Guarantor pursuant to clause (3) above shall automatically occur simultaneously with the release of all such Guarantees of such Subsidiary Guarantor of other Specified Debt.

Ranking

The indebtedness evidenced by the Notes and the Guaranties will be senior unsecured obligations and will rank equal in right of payment with all other senior unsecured indebtedness of the Issuer or the applicable Guarantor, as the case may be.

As of December 31, 2020, without giving effect to this offering:

(1)	the Issuer’s senior indebtedness (including guarantees) was approximately $1.4 billion, none of which was secured indebtedness (including guarantees); and

(2)	the senior indebtedness (including guarantees) of the Guarantors was approximately $2.8 billion, including $1.4 billion of secured indebtedness (including warehouse lines of credit).

The Notes and the Guaranties are senior unsecured obligations of the Issuer and the Guarantors, as the case may be. Secured debt and other secured obligations of the Issuer and the Guarantors will be effectively senior to the Notes and the Guaranties to the extent of the value of the assets securing such debt or other obligations.

The Indenture contains no limitations on the amount of additional indebtedness that the Issuer and the Guarantors may incur and therefore the amount of such indebtedness could be substantial and, subject to the limitations set forth in the covenant described under “—Certain Covenants—Limitation on Liens,” such indebtedness may be secured indebtedness.

A substantial portion of our operations is conducted through our Subsidiaries. Subsidiary Guaranties may be released under certain circumstances described above. In addition, our future Subsidiaries may not be required to guarantee the Notes. Claims of creditors of any non-guarantor Subsidiaries and joint ventures, including trade creditors and creditors holding indebtedness or guarantees issued by such non-guarantor Subsidiaries and joint ventures, and claims of preferred stockholders of such non-guarantor Subsidiaries and joint ventures, generally will have priority with respect to the assets and earnings of such non-guarantor Subsidiaries and joint ventures over the claims of creditors of the Issuer, including holders of the Notes, even if such claims do not constitute unsubordinated indebtedness. Accordingly, the Notes and Guaranties will be effectively subordinated to creditors

(including trade creditors) and preferred stockholders, if any, of such non-guarantor Subsidiaries and joint ventures.

As of December 31, 2020, our non-guarantor Subsidiaries had total indebtedness of $85 million. The Indenture does not limit the incurrence of unsecured indebtedness by our Subsidiaries. Moreover, the Indenture does not impose any limitation on the incurrence by such Subsidiaries of liabilities that are not considered indebtedness under the Indenture.

Change of Control Triggering Event

Upon the occurrence of a Change of Control Triggering Event, each holder of Notes shall have the right to require that the Issuer purchase such holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Within 30 days following any Change of Control Triggering Event, unless we have exercised our option to redeem all the Notes as described under “—Optional Redemption,” we will mail (or deliver by electronic transmission in accordance with the applicable procedures of DTC) a notice to each holder of Notes with a copy to the Trustee (the “Change of Control Offer”) stating:

(1)

that a Change of Control Triggering Event has occurred and that such noteholder has the right to require us to purchase such noteholder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2)	the circumstances that constitute such Change of Control Triggering Event;

(3)	the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is sent); and

(4)	the instructions, as determined by us, consistent with the covenant described hereunder, that a noteholder must follow in order to have its Notes purchased.

We will not be required to make a Change of Control Offer following a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or if the Issuer has exercised its option to redeem all the Notes pursuant to the provisions described under “—Optional Redemption.”

We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described hereunder by virtue of our compliance with such securities laws or regulations.

The Change of Control Triggering Event purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Issuer and, thus, the removal of incumbent management. The Change of Control Triggering Event purchase feature is a result of negotiations between the Issuer and the underwriters of this offering of Notes. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings.

Restrictions on our ability to incur additional secured indebtedness are contained in the covenant described under “—Certain Covenants—Limitation on Liens.” Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenant, however, the Indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

The Credit Agreement provides that the occurrence of certain change of control events with respect to Parent and the Issuer would constitute a default thereunder, and the indenture governing our 2026 Notes may require us to make an offer to purchase such 2026 Notes upon the occurrence of a Change of Control. Future indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the purchase of such indebtedness upon a Change of Control. Moreover, the exercise by the holders of their right to require us to purchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such purchase on us. Finally, our ability to pay cash to the holders of Notes following the occurrence of a Change of Control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. See “Risk Factors—Risks Relating to the Notes—We may not have the ability to raise the funds necessary to finance a change of control offer.”

Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control Triggering Event, conditional upon such Change of Control Triggering Event, if a definitive agreement is in place for the Change of Control at the time of making of such Change of Control Offer.

The phrase “all or substantially all,” as used with respect to the assets of the Issuer in the definition of “Change of Control,” is subject to interpretation under applicable state law, and its applicability in a given instance would depend upon the facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of “all or substantially all” the assets of the Issuer has occurred in a particular instance, in which case a holder’s ability to obtain the benefit of these provisions could be unclear.

If holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in connection with a Change of Control Offer and the Issuer, or any third party approved in writing by the Issuer making a Change of Control Offer in lieu of the Issuer as described above, purchases all of the Notes validly tendered and not withdrawn by such holders, the Issuer or such third party will have the right, upon not less than 10 days’ nor more than 60 days’ prior notice, given that such notice is not given more than 30 days following the purchase pursuant to the Change of Control Offer, to redeem (with respect to the Issuer) or purchase (with respect to a third party) all Notes that remain outstanding following such purchase on a date (the “Second Change of Control Payment Date”) at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the Second Change of Control Payment Date.

The provisions under the Indenture relative to our obligation to make an offer to purchase the Notes as a result of a Change of Control Triggering Event may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

For purposes of this discussion of a repurchase of the Notes following a Change of Control Triggering Event:

A “Change of Control” means the occurrence of any of the following:

(1)

any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that any Person that is deemed to have beneficial ownership of shares solely as the result of being part of a group pursuant to Rule 13d-5(b)(1) shall be deemed not to have beneficial ownership of any shares held by a Permitted Holder forming a part of such group), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Issuer; provided, however, that the Permitted Holders beneficially own (as defined above, except that in the event the Permitted Holders are part of a group pursuant to Rule 13d-5(b)(1), the Permitted Holders shall be deemed not to have beneficial ownership of any shares held by persons other than Permitted Holders forming a part of such group), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Issuer than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors (for the purposes of this clause (1), such other person shall be deemed to beneficially own any Voting Stock of a specified person held by a parent entity, if such other person is the beneficial owner (as first defined above), directly or indirectly, of more than 50% of the voting power of the Voting Stock of such parent entity and the Permitted Holders beneficially own (as second defined above), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent entity and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent entity);

(2)	the adoption of a plan relating to the liquidation or dissolution of the Issuer; or

(3)

the merger or consolidation of the Issuer with or into another Person or the merger of another Person with or into the Issuer, or the sale of all or substantially all the assets of the Issuer (determined on a consolidated basis) to another Person (other than, in all such cases, a Person that is controlled by the Permitted Holders), other than a transaction following which (A) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Issuer immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own, directly or indirectly, at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and (B) in the case of a sale of assets transaction, the transferee Person becomes the obligor in respect of the Notes and a Subsidiary of the transferor of such assets.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (a) the Issuer is or becomes a direct or indirect wholly-owned Subsidiary of a holding company, (b) such holding company beneficially owns, directly or indirectly, 100% of the Capital Stock of the Issuer and (c) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction.

Certain Covenants

Consolidation, Merger, Sale or Conveyance

(a) The Indenture provides that neither the Issuer nor Parent may consolidate with or merge into any other entity or convey, transfer or lease their properties and assets substantially as an entirety to any entity, unless:

•

the successor or transferee entity, if other than the Issuer or Parent, as the case may be, is a Person (in the case of the Issuer, if such Person is not a corporation, then such successor or transferee shall include a corporate co-issuer) organized and existing under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by a supplemental indenture executed and delivered to the trustee, in form reasonably satisfactory to the trustee, the due and punctual payment of the principal of, any premium on and any interest on all the outstanding Notes and the performance of every covenant and obligation in the Indenture to be performed or observed by the Issuer or Parent, as the case may be;

•

immediately after giving effect to such transaction, no Event of Default, as defined in the Indenture, and no event which, after notice or lapse of time or both, would become an Event of Default, has happened and is continuing; and

•

within 30 days of such consolidation, merger, conveyance, transfer or lease, the Issuer or Parent, as the case may be, has delivered to the trustee an Officer’s Certificate and an Opinion of Counsel, each in the form required by the Indenture and stating that such occurrence and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture complies with the foregoing provisions relating to such transaction.

In case of any such consolidation, merger, conveyance or transfer, the successor entity will succeed to and be substituted for the Issuer or Parent, as the case may be, as obligor or guarantor on the Notes, as the case may be, with the same effect as if it had been named in the Indenture as the Issuer or Parent, as the case may be. As a result, the successor entity may exercise the rights and powers of the Issuer or Parent, as the case may be, under the Indenture, and the Issuer or Parent, as the case may be, shall be released from all liabilities and obligations under the Indenture and, as the case may be, under the Notes or guarantee thereof.

(b) No Subsidiary Guarantor may consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any entity, unless:

•

the successor or transferee entity, if not a Subsidiary Guarantor prior to such merger, conveyance, transfer or lease, shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and expressly assumes, by a supplemental indenture, all the obligations of such Subsidiary under its guarantee; provided, however, that the foregoing shall not apply in the case of a Subsidiary Guarantor (x) that has been, or will be as a result of the subject transaction, disposed of in its entirety to another Person (other than to the Issuer, Parent or an affiliate of the Issuer or Parent), whether through a merger, consolidation or sale of Capital Stock or assets or (y) that, as a result of the disposition of all or a portion of its Capital Stock, ceases to be a Subsidiary;

•

immediately after giving effect to such transaction, no Event of Default, as defined in the Indenture, and no event which, after notice or lapse of time or both, would become an Event of Default, has happened and is continuing; and

•

other than the case where the Guarantor is the successor entity, within 30 days of such consolidation, merger, conveyance, transfer or lease, the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each in the form required by the Indenture and stating that such occurrence and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the foregoing provisions relating to such transaction.

Limitation on Liens

The Issuer will not, and will not permit any Restricted Subsidiary of the Issuer to, create, incur, issue, assume or guarantee any indebtedness for money borrowed (“Debt”) secured by a Lien upon any Principal Property of the Issuer or such Restricted Subsidiary (whether such Principal Property is now existing or owned or hereafter created or acquired), in each case, unless prior to or at the same time, the Notes (together with, at the option of the Issuer, any other Debt of the Issuer or any of its Subsidiaries ranking equally in right of payment with the Notes or such guarantee) are secured equally and ratably with or, at the option of the Issuer, prior to such Debt so long as such Debt shall be so secured.

The foregoing restriction shall not apply to:

(1)

Liens on property existing with respect to any Person at the time such Person becomes a Subsidiary of the Issuer, provided that such Lien was not incurred in anticipation of such Person becoming a Subsidiary;

(2)

Liens on property at the time of acquisition by the Issuer or any of its Subsidiaries of such property, or Liens on property to secure the payment of all or any part of the purchase price of such property, or Liens on property to secure any Debt incurred prior to, at the time of, or within 18 months after, the latest of the acquisition of such property or the completion of construction, the completion of improvements or the commencement of substantial commercial operation of such property for the purpose of financing all or any part of the purchase price of the property and related costs and expenses, the construction or the making of the improvements;

(3)	Liens securing Debt of the Issuer or any of the Issuer’s Subsidiaries owing to the Issuer or any of its Subsidiaries;

(4)	Liens existing on the Issue Date;

(5)

Liens on property or assets of a Person existing at the time such Person is merged into or consolidated with the Issuer or any of its Subsidiaries, at the time such Person becomes a Subsidiary of the Issuer, or at the time of a sale, lease or other disposition of all or substantially all of the properties or assets of a Person to the Issuer or any of its Subsidiaries, provided that such Lien was not incurred in anticipation of the merger, consolidation, or sale, lease, other disposition or other such transaction;

(6)

Liens securing Non-Recourse Debt or Exempt Construction Loans or guarantees thereof on assets or Capital Stock of Subsidiaries of the Issuer formed solely for the purpose of, and which engage in no business other than the business of making Co-investments;

(7)	Liens created to secure the Notes;

(8)

Liens imposed by law, such as materialmen’s, workmen’s or repairmen’s, carrier’s, warehousemen’s and mechanic’s Liens and other similar Liens, in each case for sums not yet overdue by more than 30 calendar days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution;

(9)	Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

(10)	Liens to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature;

(11)

pledges or deposits under workmen’s compensation, unemployment insurance, or similar legislation and Liens of judgments thereunder which are not currently dischargeable, or deposits to secure public or statutory obligations, or deposits in connection with obtaining or maintaining self-insurance or to obtain the benefits of any law, regulation or arrangement pertaining to workmen’s compensation, unemployment insurance, old age pensions, social security or similar matters, or deposits of cash or obligations of the United States of America to secure surety, appeal or customs bonds, or deposits in litigation or other proceedings such as, but not limited to, interpleader proceedings;

(12)

Liens consisting of easements, rights-of-way, zoning restrictions, restrictions on the use of real property, and defects and irregularities in the title thereto, landlords’ Liens and other similar Liens none of which interfere materially with the use of the property covered thereby in the ordinary course of business and which do not, in the Issuer’s opinion, materially detract from the value of such properties;

(13)

Liens in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision thereof, to secure partial, progress, advance or other payments; or

(14)

any extensions, renewals or replacements of any Lien referred to in clauses (1) through (13) without increase of the principal of the Debt secured by such Lien (except to the extent of any fees or other costs associated with any such extension, renewal or replacement); provided, however, that any Liens permitted by any of clauses (1) through (13) shall not extend to or cover any property of the Issuer or any of its Subsidiaries, as the case may be, other than the property specified in such clauses and improvements to such property.

Notwithstanding the restrictions described above, the Issuer and its Restricted Subsidiaries may create, incur, issue, assume or guarantee Debt secured by Liens which would otherwise be subject to the foregoing restrictions without equally and ratably securing the Notes then outstanding if, at the time of such creation, incurrence, issuance, assumption or guarantee, after giving effect thereto and to the retirement of any Debt which is concurrently being retired, the aggregate amount of all such Debt secured by Liens which would otherwise be subject to such restrictions (other than any Debt (or any guarantee thereof) secured by Liens permitted as described in clauses (1)-(14) of the immediately preceding paragraph), together with all Attributable Debt outstanding pursuant to the second paragraph of the “—Limitation on Sale/Leaseback Transactions” covenant described below, does not exceed 7.5% of the Consolidated Total Assets of the Issuer calculated as of the date of the creation or incurrence of the Lien. The Issuer and its Restricted Subsidiaries also may, without equally and ratably securing the Notes, create or incur Liens that extend, renew, substitute or replace (including successive extensions, renewals, substitutions or replacements), in whole or in part, any Lien permitted pursuant to the preceding sentence.

Limitation on Sale/Leaseback Transactions

The Issuer will not, and will not permit any Restricted Subsidiary of the Issuer to, enter into any Sale/Leaseback Transaction for the sale and leasing back of any Principal Property unless:

(1)	such transaction was entered into prior to the Issue Date;

(2)	such transaction was for the sale and leasing back to the Issuer or any of its Wholly Owned Subsidiaries of any Principal Property by one of its Restricted Subsidiaries;

(3)	such transaction involves a lease for not more than three years (or which may be terminated by the Issuer or its Subsidiaries within a period of not more than three years);

(4)

The Issuer would be entitled to incur Debt secured by a Lien with respect to such Sale/Leaseback Transaction without equally and ratably securing the Notes pursuant to the second paragraph of the “—Limitation on Liens” covenant described above; or

(5)

The Issuer or any Restricted Subsidiary applies an amount equal to the net proceeds from the sale of such Principal Property to the purchase of other property or assets used or useful in its business (including the purchase or development of other Principal Property) or to the retirement of Debt that is pari passu with the Notes (including the Notes) within 365 days before or after the effective date of any such Sale/Leaseback Transaction, provided that, in lieu of applying such amount to the retirement of pari passu Debt, the Issuer may deliver Notes to the trustee for cancellation, such Notes to be credited at the cost thereof to it.

Notwithstanding the restrictions set forth in the preceding paragraph, the Issuer and its Restricted Subsidiaries may enter into any Sale/Leaseback Transaction which would otherwise be subject to the foregoing restrictions, if after giving effect thereto the aggregate amount of all Attributable Debt with respect to such transactions, together with all Debt outstanding pursuant to the third paragraph of the “—Limitation on Liens” covenant described above, does not exceed 7.5% of the Consolidated Total Assets of the Issuer calculated as of the closing date of the sale and leaseback transaction.

Future Guarantors

On the Issue Date, Parent and each of the Issuer’s Subsidiaries that is a guarantor of the Issuer’s Specified Debt will execute and deliver to the Trustee a Guaranty Agreement pursuant to which Parent and each such Subsidiary will fully and unconditionally Guarantee the Notes on a senior unsecured basis. After the Issue Date, the Issuer will cause each Wholly Owned Domestic Subsidiary of the Issuer that Guarantees any Specified Debt of the Issuer to, within 30 days of the incurrence of such Guarantee, execute and deliver to the Trustee a Guaranty Agreement pursuant to which such Subsidiary will Guarantee payment of the Notes on the same terms and conditions as those set forth in the Indenture. For the avoidance of doubt, if a Foreign Subsidiary is a co-borrower of Debt of the Issuer, and not a Guarantor of such Debt, then it will not be considered a Guarantor of such Debt for purposes of this covenant.

SEC Reports

So long as the Notes are outstanding, at any time that the Issuer is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Issuer will furnish to the Trustee and make available on the Issuer’s website copies of such annual and quarterly reports and such information, documents and other reports as are required under Sections 13 and 15(d) of the Exchange Act within 15 days after the date such information, documents or other reports were filed with the SEC; provided, however, that (a) so long as Parent is a Guarantor of the Notes, the reports, information and other documents required to be filed and provided as described hereunder may, at the Issuer’s option, be filed by and be those of Parent rather than the Issuer and (b) in the event that Parent conducts any business or holds any significant assets other than the capital stock of the Issuer at the time of filing and providing any such report, information or other document containing financial statements of Parent, Parent shall include in such report, information or other document summarized financial information (as defined in Rule 1-02(bb) of Regulation S-X promulgated by the SEC) with respect to the Issuer. The Issuer or Parent will be deemed to have furnished such reports, information and documents to the Trustee if the Issuer or Parent has filed such reports, information and documents with the SEC via the EDGAR filing system or has made available such reports, information and documents on its website. The Trustee shall have no responsibility to ensure that such filing has occurred. Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

Events of Default

Each of the following is an Event of Default:

(1)	a default in the payment of interest on the Notes when due, continued for 30 days;

(2)	a default in the payment of principal of any Note when due at its Stated Maturity, upon redemption, upon required purchase, upon declaration of acceleration or otherwise;

(3)

the failure by the Issuer, Parent or any Subsidiary Guarantor, as the case may be, to comply for 30 days after notice with any of its obligations in the covenants described above under “Change of Control Triggering Event” (other than a failure to purchase Notes);

(4)

the failure by the Issuer or Parent, as the case may be, to comply for 180 days after notice with any of its obligations in the covenant described above under “—SEC Reports” (provided that, if applicable, failure by the Issuer or Parent to comply with the provisions of Section 314(a) of the Trust Indenture Act will not in itself be deemed a Default or an Event of Default under the Indenture);

(5)	the failure by the Issuer, Parent, or any Subsidiary Guarantor to comply for 60 days after notice with its other agreements contained in the Indenture;

(6)

certain events of bankruptcy, insolvency or reorganization of the Issuer, any Significant Subsidiary or any group of Subsidiary Guarantors that collectively would constitute a Significant Subsidiary (the “bankruptcy provisions”); or

(7)

the Parent Guaranty or a Subsidiary Guaranty of a Significant Subsidiary or a group of Subsidiary Guarantors that collectively would constitute a Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Guaranty) or Parent or any Significant Subsidiary or any group of Subsidiary Guarantors that collectively would constitute a Significant Subsidiary denies or disaffirms its obligations under its Guaranty.

However, a default under clauses (3), (4) and (5) will not constitute an Event of Default until the Trustee or the holders of 30% in principal amount of the outstanding Notes notify the Issuer of the default and the Issuer does not cure such default within the time specified after receipt of such notice.

If an Event of Default occurs and is continuing, the Trustee or the holders of at least 30% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest, if any, on all the Notes to be due and payable. Upon such declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer occurs and is continuing, the principal of and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes unless such holders have offered to the Trustee indemnity or security reasonably satisfactory to it against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1)	such holder has previously given the Trustee written notice that an Event of Default is continuing;

(2)	holders of at least 30% in principal amount of the outstanding Notes have requested the Trustee in writing to pursue the remedy;

(3)	such holders have offered the Trustee indemnity reasonably satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request;

(4)	the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of such indemnity; and

(5)	holders of a majority in principal amount of the outstanding Notes have not given the Trustee a written direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture.

If a Default occurs, is continuing and is actually known to a Responsible Officer of the Trustee, the Trustee must mail (or deliver by electronic transmission in accordance with the applicable procedures of DTC) to each holder of the Notes notice of the Default within 90 days after it is known to a Responsible Officer of the Trustee or written notice of it is received by a Responsible Officer of the Trustee. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if it determines that withholding notice is not opposed to the interest of the holders of the Notes. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default and, if so, specifying all such Defaults and the nature and status thereof of which such signers may have knowledge. We are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action we are taking or propose to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the Indenture may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding on behalf of the holders of all the Notes. However, without the consent of each holder of an outstanding Note affected thereby, an amendment or waiver may not, among other things:

(1)	reduce the amount of Notes whose holders must consent to an amendment;

(2)	reduce the rate of or extend the time for payment of interest on any Note;

(3)	reduce the principal of or extend the Stated Maturity of any Note;

(4)	reduce the amount payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under “—Optional Redemption”;

(5)	make any Note payable in money other than that stated in the Note;

(6)

impair the right of any holder of the Notes to receive payment of principal of and interest on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes;

(7)	make any change in the amendment provisions which require each holder’s consent or in the waiver provisions;

(8)	make any change in the ranking or priority of any Note or Guaranty that would materially adversely affect the noteholders; or

(9)	make any change in any Guaranty that would materially adversely affect the noteholders.

Notwithstanding the foregoing, without the consent of any holder of the Notes, the Issuer, Parent, the Subsidiary Guarantors and Trustee may amend the Indenture:

(1)	to cure any ambiguity, omission, defect or inconsistency, as evidenced in an Officer’s Certificate;

(2)	to provide for the assumption by a successor Person of the obligations of the Issuer, Parent or any Subsidiary Guarantor under the Indenture;

(3)	to provide for uncertificated Notes in addition to or in place of certificated Notes; provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code;

(4)

to add guarantees with respect to the Notes, including any Subsidiary Guaranties, to evidence the release and discharge of any Guarantor from its obligations under its Guarantees in accordance with the terms of the Indenture or to secure the Notes;

(5)

to add to the covenants of the Issuer, Parent or any Subsidiary Guarantor for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Issuer, Parent or any Subsidiary Guarantor;

(6)	to make any change that does not materially adversely affect the rights of any holder of the Notes;

(7)	to comply with any requirement of the SEC in connection with any required qualification of the Indenture under the Trust Indenture Act;

(8)

to conform the text of the Indenture, Guaranties or the Notes to any provision of this “Description of the Notes” to the extent that such provision was intended to be a verbatim recitation of a provision of the Indenture, the Guaranties or the Notes as set forth in an Officer’s Certificate;

(9)

to amend the provisions of the Indenture relating to the transfer and legending of Notes; provided, however, that (i) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of holders to transfer Notes; or

(10)	to provide for the issuance of additional Notes.

The consent of the holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the Indenture becomes effective, we are required to mail (or deliver by electronic transmission in accordance with the applicable procedures of DTC) to holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

Neither the Issuer nor any Affiliate of the Issuer may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to all holders and is paid to all holders that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

Transfer

The Notes will be issued in registered form and will be transferable only upon the surrender of the Notes being transferred for registration of transfer. We may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

Defeasance

At any time, we may terminate all our and each Guarantor’s obligations under the Notes, the Guaranties and the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes.

In addition, at any time we may terminate our obligations under “—Change of Control Triggering Event” and under the covenants described under “—Certain Covenants” (other than the covenant described under “—Consolidation, Merger, Sale or Conveyance”), the operation of the bankruptcy provisions with respect to Significant Subsidiaries (or any group of Subsidiary Guarantors that collectively would constitute a Significant Subsidiary) and the ceasing of the Parent Guaranty (or a Subsidiary Guaranty of a Significant Subsidiary or a group of Subsidiary Guarantors that collectively would constitute a Significant Subsidiary) to be in full force and effect described under “—Events of Default” above and our Guarantor’s obligations under the Guaranties and the Indenture (“covenant defeasance”).

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (3), (4), (5), (6) (with respect only to Significant Subsidiaries or any group of Subsidiary Guarantors that collectively would constitute a Significant Subsidiary) or (7) under “—Events of Default” above. If we exercise our legal defeasance option or our covenant defeasance option, each Guarantor will be released from all of its obligations with respect to its Guaranty.

In order to exercise either of our defeasance options, we must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations in an amount sufficient, confirmed, certified or attested by an independent financial advisor, for the payment of principal and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including, in the case of legal defeasance only, delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize gain or loss for Federal income tax purposes as a result of such deposit and legal defeasance and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

Concerning the Trustee

Wells Fargo Bank, National Association, not in its individual capacity, but solely as Trustee, is to be the Trustee under the Indenture. We have appointed Wells Fargo Bank, National Association as Registrar and Paying Agent with regard to the Notes.

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, claim, liability, cost, damage or expense and then only to the extent required by the terms of the Indenture.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, member or stockholder of the Issuer or any Guarantor will have any liability for any obligations of the Issuer or any Guarantor under the Notes, any Guaranty or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver and release may not be effective to waive liabilities under the U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

The Indenture and the Notes will be governed by, and construed in accordance with, the law of the State of New York.

Certain Definitions

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Board of Directors” means the Board of Directors of the Issuer or any committee thereof duly authorized to act on behalf of such Board.

“Business Day” means each day other than a Saturday, Sunday or a day on which commercial banking institutions in the state in which the Corporate Trust Office is located are authorized or required by law to close in New York City.

“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of the covenant described under “—Certain Covenants—Limitation on Liens,” a Capital Lease Obligation will be deemed to be secured by a Lien on the property being leased.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Code” means the Internal Revenue Code of 1986, as amended.

“Co-investment” means any investment by the Issuer or any of its Subsidiaries in, or any guarantee by the Issuer or any of its Subsidiaries of the indebtedness of, a Co-investment Vehicle or separate account or investment program managed, operated or sponsored by an Investment Subsidiary.

“Co-investment Vehicle” shall mean an entity (other than a Subsidiary of the Issuer) formed for the purpose of investing principally in real estate related assets or engaging in real estate development.

“Common Stock” shall mean the Class A common stock of Parent.

“Consolidated Total Assets” means, as of any date of determination, the total assets of the Issuer and its consolidated Subsidiaries on a consolidated basis as shown on or reflected on our most recent internal consolidated balance sheet, including relevant footnotes thereto (without duplication), prepared in accordance with GAAP, after giving effect to any acquisitions or dispositions occurring subsequent to the date of such balance sheet.

“Corporate Trust Office” means the designated corporate trust office of the Trustee at which at any time its corporate trust business shall be administered, presently located at 600 South 4th Street, 7th Floor, Minneapolis, MN 55415, or such other address as the Trustee may designate from time to time, or the designated corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice).

“Credit Agreement” means the credit agreement dated as of October 31, 2017 among the Issuer, Parent and certain Subsidiaries of the Issuer, the lenders referred to therein, and Credit Suisse AG, Cayman Islands Branch, as administrative agent, together with the related documents thereto (including the term loans and revolving loans thereunder, any guarantees and security documents), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Debt, including an indenture, incurred to Refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such amended and restated credit agreement or a successor Credit Agreement.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Domestic Subsidiary” means any Subsidiary other than a Foreign Subsidiary.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exempt Construction Loan” means any interim construction loan (or guarantee thereof) of an Investment Subsidiary (1) that is subject to or backed by committed permanent refinancing, or (2) in which such Investment Subsidiary has entered into a lease of the property securing such Exempt Construction Loan (or guarantee thereof) and such lease supports a refinancing of the entire interim construction loan amount based upon prevailing permanent loan terms at the time the interim construction loan is closed. Notwithstanding the foregoing, construction loans (and guarantees thereof) shall cease to be treated as Exempt Construction Loans in the event that any of the following occur: (a) the obligor of such Exempt Construction Loan is in default beyond any applicable notice and cure periods of any obligations under the credit agreement relating to such Exempt Construction Loan; or (b) the underlying real property securing such Exempt Construction Loan has not been sold by a date which is no later than 15 months (unless subject to or backed by committed permanent refinancing, in which case no deadline for the sale of such real property shall apply) after completion of construction.

“Foreign Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof or the District of Columbia, and any Subsidiary of such Foreign Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Guarantor” means Parent and/or a Subsidiary Guarantor.

“Guaranty” means the Parent Guaranty and/or a Subsidiary Guaranty.

“Guaranty Agreement” means the Indenture as of the Issue Date or any supplemental indenture, in a form satisfactory to the Trustee, pursuant to which a Guarantor guarantees the Issuer’s obligations with respect to the Notes on the terms provided for in the Indenture.

“holder” or “noteholder” means the Person in whose name a Note is registered on the Registrar’s books.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P and the equivalent rating from any replacement Rating Agency.

“Investment Subsidiary” means (1) any Subsidiary engaged principally in the business of buying and holding real estate related assets in anticipation of selling such assets or transferring such assets, which assets may include securities of companies engaged principally in such business, (2) any Subsidiary engaged principally in the business of investment management, including investing in and/or managing entities formed for the purpose of investing principally in real estate related assets and (3) any Subsidiary engaged principally in real estate development and investment activities.

“Issue Date” means                 , 2021.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof). For the avoidance of doubt, the grant by any Person of a non-exclusive license to use intellectual property owned by, licensed to, or developed by such Person and such license activity shall not constitute a grant by such Person of a Lien on such intellectual property.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the ratings agency business thereof.

“Non-Recourse Debt” means Debt of, or guarantees by, an Investment Subsidiary; provided, however, that (1) such Debt is incurred solely in relation to the investment or real estate development activities of such Investment Subsidiary and (2) such Debt is not guaranteed by, or otherwise recourse to Parent, the Issuer or any Subsidiary of the Issuer other than an Investment Subsidiary (subject to customary environmental indemnities or completion or budget guarantees, and subject to customary exclusions from liability by lenders in non-recourse financing transactions secured by real property (including by means of separate indemnification agreements or carve-out guarantees)); provided further that, if any such Debt is partially guaranteed by or otherwise recourse to Parent, the Issuer or any Subsidiary of the Issuer other than an Investment Subsidiary, the portion of such Debt not so guaranteed or recourse shall be “Non-Recourse Debt” hereunder.

“Officer” means the chairman of the board of directors, the chief executive officer, the president, the chief financial officer, any executive vice president, senior vice president or vice president, the treasurer or any assistant treasurer or the secretary or any assistant secretary of Parent or the Issuer.

“Officer’s Certificate” means a certificate signed on behalf of Parent or the Issuer, as the case may be, by an Officer of Parent or the Issuer, respectively, and delivered to the Trustee.

“Opinion of Counsel” means a written opinion signed by legal counsel, who may be an employee of or counsel to Parent or the Issuer, satisfactory to the Trustee.

“Parent” means CBRE Group, Inc., a Delaware corporation, and its successors; and any other parent entity of the Issuer that elects to provide a Parent Guaranty, and its successors.

“Parent Guaranty” means the Guarantee by Parent of the Issuer’s obligations with respect to the Notes contained in the Indenture.

“Permitted Holders” means (1) any member of senior management of the Issuer on the Issue Date and (2) Parent.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof or any other entity.

“principal” of a Note means the principal of the Note payable on the Note which is due or overdue or is to become due at the relevant time.

“Principal Property” means any building, structure or other facility, together with the land upon which it is erected and any fixtures which are a part of the building, structure or other facility, located in the United States, and owned or leased or to be owned or leased by the Issuer or any of its Restricted Subsidiaries, and in each case the net book value of which as of that date exceeds $50 million, other than any such land, building, structure or other facility or portion thereof which, in the opinion of the Board of Directors of the Issuer (or any committee thereof duly authorized to act on behalf of such Board) by resolution determines in good faith not to be of material importance to the total business conducted by the Issuer and its Restricted Subsidiaries, considered as one enterprise.

“Rating Agencies” means (1) each of S&P and Moody’s; and (2) if either S&P or Moody’s (or any replacement agency therefor contemplated below) ceases to provide ratings services to issuers or investors generally, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by us (as certified by a resolution of our board of directors) to act as a replacement agency for S&P or Moody’s (or any previous replacement agency), as the case may be.

“Rating Event” means the ratings of the Notes are lowered by both of the Rating Agencies and the Notes are rated below an Investment Grade Rating by both of the Rating Agencies, on any day during the period commencing on the date of the first public announcement of the occurrence of a Change of Control or of an arrangement that could result in a Change of Control and ending 60 days following the consummation of such Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies on the 60th day of such period, such extension to last with respect to each such Rating Agency until the date on which such Rating Agency considering such possible downgrade either (1) rates the Notes below an Investment Grade Rating or (2) publicly announces that it is no longer considering the Notes for possible downgrade).

“Refinance” means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Debt in exchange or replacement for, such Debt. “Refinanced” and “Refinancing” shall have correlative meanings.

“Responsible Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee (or any successor group of the Trustee), including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject.

“Restricted Subsidiary” means any Domestic Subsidiary of the Issuer other than (1) any of its less than 80%-owned Subsidiaries if the common stock of such subsidiary is traded on any national securities exchange or on the over-the-counter markets or (2) any business combination related shell company, as defined under Rule 405 of the Securities Act.

“Sale/Leaseback Transaction” means an arrangement relating to Principal Property owned by the Issuer or a Subsidiary of the Issuer on the Issue Date or thereafter acquired by the Issuer or a Subsidiary of the Issuer whereby the Issuer or a Subsidiary of the Issuer transfers such property to a Person and the Issuer of a Subsidiary of the Issuer leases it from such Person.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., or any successor to the ratings agency business thereof.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Subsidiary” means any Subsidiary of the Issuer that would be a “Significant Subsidiary” of the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Specified Debt” means Debt in an aggregate principal amount exceeding $300.0 million.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Subsidiary” means, with respect to any Person, any corporation, association, partnership, limited liability company or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

(1)	such Person;

(2)	such Person and one or more Subsidiaries of such Person; or

(3)	one or more Subsidiaries of such Person.

“Subsidiary Guarantor” means each Subsidiary of the Issuer that executes the Indenture as a guarantor on the Issue Date and each other Subsidiary of the Issuer that thereafter guarantees the Notes pursuant to the terms of the Indenture.

“Subsidiary Guaranty” means a Guarantee by a Subsidiary Guarantor of the Issuer’s obligations with respect to the Notes.

“Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly Owned” means, with respect to any Subsidiary of a Person, 100% of the Capital Stock of such person (other than director’s qualifying shares) shall at the time be owned by such Person and other Wholly Owned Subsidiaries.

Book-Entry, Delivery and Form

Except as set forth below, Notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Notes will be issued at the closing of this offering only against payment in immediately available funds.

The Notes initially will be represented by one or more temporary global notes in registered form without interest coupons (collectively, the “Global Notes”).

The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form.

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the underwriters with portions of the principal amount of the Global Notes; and

(2)

ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. Euroclear and Clearstream will hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or holders thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the indenture, the Issuer and the Trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, none of the Issuer, neither the Trustee nor any agent of the Issuer or the Trustee has or will have any responsibility or liability for:

(1)

any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Issuer. Neither the Issuer nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and the Issuer and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf of delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised the Issuer that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Issuer, the Trustee or any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1)

DTC (a) notifies the Issuer that it is unwilling or unable to continue as depositary for the Global Notes and DTC fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

(2)	the Issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3)	there has occurred and is continuing a Default with respect to the Notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes under prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in “Notice to Investors,” unless that legend is not required by applicable law.

Same Day Settlement and Payment

The Issuer will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the Global Note holder. The Issuer will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The Notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. The Issuer expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Issuer that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain United States federal income and, in the case of non-U.S. holders (as defined below), estate tax consequences of the purchase, ownership and disposition of the notes. This summary deals only with notes held as capital assets (generally, assets held for investment) by persons who purchase the notes for cash pursuant to this offering at their “issue price” (the first price at which a substantial amount of the notes is sold to investors for cash (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriter, placement agent or wholesaler)).

As used herein, a “U.S. holder” means a beneficial owner of the notes that is for United States federal income tax purposes any of the following:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

Except as modified for estate tax purposes (as discussed below), as used herein, the term “non-U.S. holder” means a beneficial owner of the notes that is neither a U.S. holder nor an entity classified as a partnership for United States federal income tax purposes.

If any entity or arrangement classified as a partnership for United States federal income tax purposes holds the notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner in a partnership considering an investment in the notes, you should consult your own tax advisors.

This summary does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a broker or dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	a tax-exempt organization;

•	an insurance company;

•	a person holding the notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a partnership or other pass-through entity for United States federal income tax purposes (or a person who is an investor in such an entity);

•	a U.S. holder whose “functional currency” is not the U.S. dollar;

•	a “controlled foreign corporation” or “passive foreign investment company;

•	a person required to accelerate the recognition of any item of gross income with respect to the notes as a result of such income being recognized on an applicable financial statement; or

•	a United States expatriate.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury regulations, administrative rulings and judicial decisions as of the date hereof. Those authorities may be changed, possibly on a retroactive basis, so as to result in United States federal income and estate tax consequences different from those summarized below.

This summary does not represent a detailed description of the United States federal income and estate tax consequences to you in light of your particular circumstances and does not address other United States federal taxes (such as gift taxes and the Medicare contribution tax on net investment income), or the effects of any state, local or non-United States tax laws. It is not intended to be, and should not be construed to be, legal or tax advice to any particular purchaser of notes. If you are considering the purchase of notes, you should consult your tax advisors concerning the particular United States federal income and estate tax consequences to you of the purchase, ownership and disposition of the notes, as well as the consequences to you arising under any other United States federal tax laws and the laws of any other taxing jurisdiction.

U.S. Holders

The following is a summary of certain United States federal income tax consequences that will apply to you if you are a U.S. holder.

Stated Interest

Stated interest on the notes will generally be taxable to you as ordinary income at the time it is received or accrued, depending on your regular method of accounting for United States federal income tax purposes.

Sale, Exchange, Retirement, Redemption or Other Taxable Disposition of Notes

Upon the sale, exchange, retirement, redemption or other taxable disposition of a note, you generally will recognize gain or loss equal to the difference between the amount realized upon the disposition (less an amount equal to any accrued and unpaid stated interest, which will be taxable as interest income as discussed above to the extent not previously included in income) and your adjusted tax basis in the note. Your adjusted tax basis in a note will, in general, be your cost for that note. Any gain or loss generally will be capital gain or loss. Capital gains of non-corporate U.S. holders (including individuals) derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

The following is a summary of certain United States federal income and estate tax consequences that will apply to you if you are a non-U.S. holder.

United States Federal Withholding Tax

Subject to the discussions of backup withholding and FATCA below, United States federal withholding tax will not apply to any payment of interest on the notes under the “portfolio interest rule,” provided that:

•	interest paid on the notes is not effectively connected with your conduct of a trade or business in the United States;

•

you do not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable United States Treasury regulations;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

•	you are not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code; and

•

either (a) you provide your name and address on an applicable Internal Revenue Service (“IRS”) Form W-8, and certify, under penalties of perjury, that you are not a United States person as defined under the Code or (b) you hold your notes through certain foreign intermediaries and satisfy the certification requirements of applicable United States Treasury regulations. Special certification rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to a 30% United States federal withholding tax, unless you provide the applicable withholding agent with a properly executed:

•	IRS Form W-8BEN or Form W-8BEN-E (or other applicable form) certifying an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

•

IRS Form W-8ECI (or other applicable form) certifying that interest paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States (as discussed below under “—United States Federal Income Tax”).

The 30% United States federal withholding tax generally will not apply to any payment of principal or gain that you realize on the sale, exchange, retirement, redemption or other taxable disposition of a note.

United States Federal Income Tax

If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base), then you will generally be subject to United States federal income tax on that interest on a net income basis (although you will be exempt from the 30% United States federal withholding tax, provided the certification requirements discussed above in “—United States Federal Withholding Tax” are satisfied) in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or a lower rate under an applicable income tax treaty) of your effectively connected earnings and profits, subject to certain adjustments.

Subject to the discussion of backup withholding below, any gain realized on the sale, exchange, retirement, redemption or other taxable disposition of a note generally will not be subject to United States federal income tax unless:

•

the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base), in which case you will generally be subject to United States federal income tax (and possibly branch profits tax) on such gain in the same manner as described above with respect to effectively connected interest; or

•

you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met, in which case you will generally be subject to United States federal income tax at a rate of 30% (or a lower rate under an applicable income tax treaty) on such gain (net of certain United States source losses).

United States Federal Estate Tax

If you are an individual who is neither a citizen nor a resident (as specifically defined for United States federal estate tax purposes) of the United States at the time of your death, your estate generally will not be subject to United States federal estate tax on notes beneficially owned (or deemed to be beneficially owned) by you at the time of your death, provided that any interest payment to you on the notes would be eligible for exemption from United States federal withholding tax under the “portfolio interest rule” described above under “—United States Federal Withholding Tax,” without regard to the statement requirement described in the fifth bullet point of that section.

Information Reporting and Backup Withholding

U.S. Holders

In general, information reporting requirements will apply to payments of interest on the notes and the proceeds of the sale or other taxable disposition (including a retirement or redemption) of a note paid to you (unless you are an exempt recipient). Backup withholding may apply to such payments if you fail to provide your taxpayer identification number or a certification of exempt status, or if you have failed to report in full interest and dividend income.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

Interest paid to you and the amount of tax, if any, withheld with respect to those payments generally will be reported to the IRS. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty. In general, you will not be subject to backup withholding with respect to payments of interest on the notes that we make to you, provided that the applicable withholding agent does not have actual knowledge or reason to know that you are a United States person as defined under the Code, and such withholding agent has received from you the required certification that you are a non-U.S. holder described above in the fifth bullet point under “—Non-U.S. Holders—United States Federal Withholding Tax.”

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other taxable disposition (including a retirement or redemption) of notes within the United States or conducted through certain United States-related financial intermediaries, unless you certify to the payor under penalties of perjury that you are a non-U.S. holder (and the payor does not have actual knowledge or reason to know that you are a United States person as defined under the Code), or you otherwise establish an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Requirements

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% United States federal withholding tax may apply to any interest paid on the notes to (i) a “foreign financial institution” (as specifically defined in the Code and whether such foreign financial institution is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United

States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code and whether such non-financial foreign entity is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If an interest payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Non-U.S. Holders—United States Federal Withholding Tax,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. You should consult your tax advisor regarding these rules and whether they may be relevant to your ownership and disposition of the notes.

UNDERWRITING

Goldman Sachs & Co. LLC and Wells Fargo Securities, LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriters	Principal Amount of Notes
Goldman Sachs & Co. LLC	$
Wells Fargo Securities, LLC

Total	$

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or, under certain circumstances, the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The expenses of the offering, not including the underwriting discount, are estimated at $1.8 million and are payable by us. The underwriters have agreed to reimburse us for certain expenses in connection with this offering.

Discounts

The underwriters propose to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the notes to dealers at the public offering price less a concession not to exceed    % of the principal amount of the notes. The underwriters may allow, and dealers may reallow, a concession not to exceed    % of the principal amount of the notes on sales to other dealers. After the initial offering of the notes to the public, the representatives may change the public offering price and concessions. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The following table shows the underwriting discount that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by us
Per note		%

New Issue of Notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so, and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

No Sales of Similar Securities

We have agreed that prior to the closing of this offering we will not, without first obtaining the prior written consent of the representatives, directly or indirectly issue, sell, offer to sell, contract to sell or grant any option to sell, pledge, transfer or otherwise dispose of any debt securities or securities exchangeable for or convertible into debt securities, except for the notes sold to the underwriters pursuant to the underwriting agreement.

Short Positions and Certain Other Transactions

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed specified maximum prices.

•	Over-allotment involves sales by the underwriters of notes in excess of the number of notes the underwriters are obligated to purchase, which creates a syndicate short position.

•

Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the notes originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the representative will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses. In addition, Wells Fargo Bank, National Association, an affiliate of Wells Fargo Securities, LLC, acts as trustee under the indenture governing our existing senior notes and is expected to act as trustee under the indenture governing the notes offered hereby.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of our affiliates or ours. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge and it is likely that certain of the underwriters or their affiliates will seek to reduce their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Settlement

It is expected that delivery of the notes will be made against payment therefor on or about                , 2021, which will be the                business day following the date of this prospectus supplement (such settlement cycle being herein referred to as T+    ). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Purchasers of notes should be aware that the ability to settle secondary market trades of the notes effected prior to the second business day preceding the closing date may be affected by the T+     settlement. Accordingly, purchasers who wish to trade the notes prior to the second business day preceding the closing date will be required, by virtue of the fact that the notes initially will settle in T+    , to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement.

Sales Outside the United States

The notes may be offered and sold in the United States and certain jurisdictions outside the United States in which such offer and sale is permitted.

Notice to Prospective Investors in Australia

No placement document, offering memorandum, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the securities may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the securities without disclosure to investors under Chapter 6D of the Corporations Act.

The securities applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act.

Any person acquiring securities must observe such Australian on-sale restrictions. This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Canada

The notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contain a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area

In relation to each European Economic Area (“EEA”) member state (each a “Relevant Member State”), no notes have been offered or will be offered pursuant to the offering to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Regulation (as defined below), except that the notes may be offered to the public in that Relevant Member State at any time:

(i)	to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;

(ii)

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation) subject to obtaining the prior consent of the underwriters for any such offer; or

(iii)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of the notes shall require the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an ‘offer to the public’ in relation to the notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any notes to be offered so as to enable an investor to decide to purchase any notes, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any notes under, the offering contemplated hereby will be deemed to have represented, warranted and agreed to and with each of the underwriters and their affiliates and the Company that:

(i)	it is a qualified investor within the meaning of the Prospectus Regulation; and

(ii)

in the case of any notes acquired by it as a financial intermediary, as that term is used in Article 5 of the Prospectus Regulation, (i) the notes acquired by it in the offering have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than qualified investors, as that term is defined in the Prospectus Regulation, or have been acquired in other circumstances falling within the points (a) to (d) of Article 1(4) of the Prospectus Regulation and the prior consent of the underwriters has been given to the offer or resale; or (ii) where the notes have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those notes to it is not treated under the Prospectus Regulation as having been made to such persons.

The Company, the underwriters and their affiliates, and others will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement. Notwithstanding the above, a person who is not a qualified investor and who has notified the underwriters of such fact in writing may, with the prior consent of the underwriters, be permitted to acquire notes in the offering.

Notice to Prospective Investors in the United Kingdom

This prospectus and any other material in relation to the notes described herein is only being distributed to, and is only directed at, and any investment or investment activity to which this prospectus relates is available only to, and will be engaged in only with persons who are (i) persons having professional experience in matters relating to investments who fall within the definition of investment professionals in Article 19(5) of the FPO; or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the FPO; (iii) outside the UK; or (iv) persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of any notes may otherwise lawfully be communicated or caused to be communicated, (all such persons together being referred to as “Relevant Persons”). The notes are only available in the UK to, and any invitation, offer or agreement to purchase or otherwise acquire the notes will be engaged in only with, the Relevant Persons. This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the UK. Any person in the UK that is not a Relevant Person should not act or rely on this prospectus or any of its contents.

No notes have been offered or will be offered pursuant to this offering to the public in the UK prior to the publication of a prospectus in relation to the notes which has been approved by the Financial Conduct Authority, except that the notes may be offered to the public in the UK at any time:

(i)	to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

(ii)

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

(iii)	in any other circumstances falling within Section 86 of the FSMA.

provided that no such offer of the notes shall require the Company and/or any underwriters or any of their affiliates to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the notes in the UK means the communication in any form and by any means of sufficient information on the terms of the offer and any notes to be offered so as to enable an investor to decide to purchase or subscribe for any notes and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

Each person in the UK who acquires any notes in the offering or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the Company, the underwriters and their affiliates that it meets the criteria outlined in this section.

Notice to Prospective Investors in Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 37 of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018 of Singapore (“Regulation 37”).

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 37.

Singapore Securities and Futures Act Product Classification – Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the Securities and Futures Act (Chapter 289 of Singapore) (the “SFA”), the Issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the Notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Switzerland

This prospectus supplement and the accompanying prospectus are not intended to constitute an offer or solicitation to purchase or invest in the notes described herein. The notes may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the notes constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations, and neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

LEGAL MATTERS

The validity of the notes being offered will be passed upon for us by Simpson Thacher & Bartlett LLP, Palo Alto, California. In rendering its opinion, Simpson Thacher & Bartlett LLP will rely upon opinions of Winstead PC, Houston, Texas, as to all matters governed by the laws of the state of Texas and Dickinson Wright LLP, Reno, Nevada, as to all matters governed by the laws of the state of Nevada. Certain legal matters in connection with the offering will be passed upon for us by Gowling WLG (UK) LLP, London, United Kingdom. The underwriters have been represented by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

The consolidated financial statements of CBRE Group, Inc. and subsidiaries as of December 31, 2020 and 2019 and for each of the years in the three-year period ended December 31, 2020, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2020 have been incorporated by reference herein and in the registration statement (of which this prospectus supplement forms a part) in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2020 consolidated financial statements refers to a change in method of accounting for leases as of January 1, 2019. The audit report on effectiveness of internal control over financial reporting as of December 31, 2020, expresses an opinion that CBRE Group, Inc. and subsidiaries did not maintain effective internal control over financial reporting as of December 31, 2020 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states the following material weaknesses have been identified:

•

The Global Workspace Solutions segment in the Company’s EMEA region (GWS EMEA) did not have sufficient resources in the local GWS territories with the appropriate reporting lines, roles and responsibilities, authority, training and skill sets to design and operate financial activities, including controls, in an appropriate and timely manner.

•

GWS EMEA did not effectively assess and address the risks posed by changes in the business and the related effect on the GWS EMEA system of internal controls. In relation to this, specific to the rollout of GWS EMEA’s primary financial system, GWS EMEA did not effectively operate general information technology controls related to financial data migrations, user access, system changes and financial data processing. Because of the deficiencies in general information technology controls, the business process controls (automated and manual) that are dependent on this system were also deemed ineffective because they could have been adversely impacted.

•	GWS EMEA did not design or execute control activities that sufficiently mitigated the financial reporting risks related to GWS EMEA.

•	GWS EMEA did not have an effective information and communication process to identify, capture and process relevant information necessary for financial accounting and reporting.

•

The Company did not monitor the presentation and effectiveness of components of internal control through evaluation and remediation in an appropriate manner within GWS EMEA and GWS EMEA was not sufficiently integrated with the corporate oversight function.

Consequently, there were control failures for GWS EMEA in the areas of revenue and receivables, balance sheet account reconciliations, journal entries and general information technology controls.

CBRE Group, Inc. Debt Securities Guarantees of Debt Securities and Warrants Class A Common Stock Preferred Stock Depositary Shares Warrants Units	CBRE Services, Inc. Debt Securities Guarantees of Debt Securities and Warrants Units

This prospectus relates to the sale from time to time in one or more offerings of:

•	debt securities of CBRE Group, Inc. or CBRE Services, Inc., which may be senior debt securities, senior subordinated debt securities or subordinated debt securities;

•	Class A common stock of CBRE Group, Inc.;

•	preferred stock of CBRE Group, Inc.;

•	depositary shares representing fractional interests in preferred stock of CBRE Group, Inc.;

•	warrants to purchase any equity or debt securities of CBRE Group, Inc.;

•	warrants to purchase any debt securities of CBRE Services, Inc.; or

•	units, comprised of two or more of any of the securities referred to herein, in any combination.

Debt securities and warrants issued by CBRE Group, Inc. may be guaranteed by CBRE Services, Inc. and certain of our other wholly-owned subsidiaries. Debt securities and warrants issued by CBRE Services, Inc. may be guaranteed by CBRE Group, Inc. and certain of our wholly-owned subsidiaries.

This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement. We will not receive any proceeds from the securities sold by any selling securityholder.

When securities are offered under this prospectus, we will provide you with a prospectus supplement describing the specific securities being offered, the manner in which they are being offered and the offering price of the securities. The securities may be offered separately or together in any combination or as a separate series. You should read this prospectus and any accompanying prospectus supplement carefully before you invest. We or any selling securityholder may sell these securities to or through underwriters, and also to other purchasers or through dealers or agents, or through any combination of those methods, on a continuous or delayed basis. The names of the underwriters and selling securityholders, if any, will be set forth in the accompanying prospectus supplement.

Our Class A common stock is listed on the New York Stock Exchange (Symbol: CBRE).

Investing in our securities involves risk. You should carefully review the risks and uncertainties described under the heading “Risk Factors” on page 7 contained in this prospectus, the applicable prospectus supplement and any related free writing prospectus and under similar headings in the other documents incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 18, 2020

i

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission, or SEC. By using a shelf registration statement, we or any of the selling securityholders may sell, at any time and from time to time over the next three years, in one or more offerings, any combination of the securities described in this prospectus.

This prospectus provides you with a general description of the securities that we or any of the selling securityholders may offer. Each time we or the selling securityholders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered and information regarding the selling securityholders, if any. The prospectus supplements may also add, update or change information contained in this prospectus. The exhibits to the registration statement of which this prospectus is a part contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we or any of the selling securityholders may offer, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the heading “Where You Can Find More Information” below.

You should rely only on the information contained or incorporated by reference in this prospectus, any applicable prospectus supplements or any related free writing prospectus filed with the SEC. We have not authorized any other person to provide you with different information. No offer to sell these securities will be made in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in or incorporated by reference in this prospectus is accurate only as of the date on the cover page. Our business, financial condition, results of operations and prospectus may have changed since that date.

In this prospectus, the terms “we,” “us,” and “our” refer to CBRE Group, Inc. and include all of its consolidated subsidiaries, unless the context requires otherwise. The phrase “this prospectus” refers to this prospectus and any applicable prospectus supplement, unless the context otherwise requires.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

We file reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website http://www.sec.gov.

Our Class A common stock is listed on the New York Stock Exchange (symbol: CBRE), and reports, proxy statements and other information concerning us can also be inspected at the offices of the New York Stock Exchange at 11 Wall Street, New York, New York 10005. Our website at http://www.cbre.com contains information concerning us. We routinely use our website as a channel of distribution for our information, including financial and other material information. On the Investor Relations page of that website, we provide access to all of our SEC filings, free of charge, as soon as reasonably practicable after filing with the SEC. The information at our website is not incorporated in this prospectus by reference, and you should not consider it a part of this prospectus.

Incorporation by Reference

We will “incorporate by reference” information into this prospectus by disclosing important information to you by referring you to another document that is filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about us.

•	Our annual report on Form 10-K for the fiscal year ended December 31, 2019, filed on March 2, 2020;

•	Our quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2020, June 30, 2020 and September 30, 2020;

•	Our current reports on Form 8-K, filed on March 27, 2020, April 7, 2020, April 27, 2020, May 19, 2020, June 17, 2020, July 17, 2020 and November 23, 2020 (regarding Item 5.02 only);

•	Those portions of our definitive Proxy Statement for the 2020 Annual Meeting of Stockholders that are incorporated by reference in our Form 10-K for the fiscal year ended December 31, 2019; and

•

The description of our Class  A common stock which appears in our registration statement on Form 8-A (Commission File No. 001-32205), filed on June 3, 2004 for the registration of our Class A common stock under Section 12(b) of the Securities Act of 1934, as amended, including any amendment or report filed to update the description therein.

We are also incorporating by reference additional documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus; provided, however, that nothing contained herein shall be deemed to incorporate information furnished to, but not filed with, the SEC.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, a copy of any and all of these filings. You may request a copy of these filings by contacting us at:

Investor Relations

CBRE Group, Inc.

2100 McKinney Avenue, Suite 1250

Dallas, Texas 75201

E-mail: investorrelations@cbre.com

(214) 863-3145

FORWARD LOOKING STATEMENTS

This prospectus and any prospectus supplement includes or incorporates by reference forward-looking statements. These statements, which are not statements of historical fact, may contain estimates, assumptions, projections and/or expectations regarding future events, which may or may not occur. The words “anticipate,” “believe,” “could,” “should,” “propose,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” and similar terms and phrases are used in this prospectus, any prospectus supplement and the documents incorporated by reference in this prospectus to identify forward-looking statements. These statements relate to analyses and other information based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies.

These forward-looking statements are made based on our management’s expectations and beliefs concerning future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. These uncertainties and factors could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements.

The following factors are among those, but are not only those, that may cause actual results to differ materially from the forward-looking statements:

•	disruptions in general economic, political and regulatory conditions, particularly in geographies or industry sectors where our business may be concentrated;

•	volatility or adverse developments in the securities, capital or credit markets, interest rate increases and conditions affecting the value of real estate assets, inside and outside the United States;

•

poor performance of real estate investments or other conditions that negatively impact clients’ willingness to make real estate or long-term contractual commitments and the cost and availability of capital for investment in real estate;

•	foreign currency fluctuations and changes in currency restrictions, trade sanctions and import-export and transfer pricing rules;

•

changes in U.S. and international law and regulatory environments (including relating to anti-corruption, anti-money laundering, trade sanctions, tariffs, currency controls and other trade control laws), particularly in Asia, Africa, Russia, Eastern Europe and the Middle East, due to the level of political instability in those regions;

•	our ability to compete globally, or in specific geographic markets or business segments that are material to us;

•	our ability to identify, acquire and integrate accretive businesses;

•	costs and potential future capital requirements relating to businesses we may acquire;

•	integration challenges arising out of companies we may acquire;

•	our ability to retain and incentivize key personnel;

•	our ability to manage organizational challenges associated with our size;

•	negative publicity or harm to our brand and reputation;

•	increases in unemployment and general slowdowns in commercial activity;

•	trends in pricing and risk assumption for commercial real estate services;

•	the effect of significant changes in capitalization rates across different property types;

•	a reduction by companies in their reliance on outsourcing for their commercial real estate needs, which would affect our revenues and operating performance;

•	client actions to restrain project spending and reduce outsourced staffing levels;

•	declines in lending activity of U.S. Government Sponsored Enterprises, regulatory oversight of such activity and our mortgage servicing revenue from the commercial real estate mortgage market;

•

disruptions to business, market and operational conditions related to the COVID-19 pandemic and the impact of government rules and regulations intended to mitigate the effects of this pandemic, including, without limitation, rules and regulations that impact us as a loan originator and servicer for U.S. Government Sponsored Enterprises;

•	our ability to further diversify our revenue model to offset cyclical economic trends in the commercial real estate industry;

•	our ability to attract new user and investor clients;

•	our ability to retain major clients and renew related contracts;

•	our ability to leverage our global services platform to maximize and sustain long-term cash flow;

•	our ability to continue investing in our platform and client service offerings;

•	our ability to maintain expense discipline;

•	the emergence of disruptive business models and technologies;

•

the ability of our investment management business to maintain and grow assets under management and achieve desired investment returns for our investors, and any potential related litigation, liabilities or reputational harm possible if we fail to do so;

•

our ability to manage fluctuations in net earnings and cash flow, which could result from poor performance in our investment programs, including our participation as a principal in real estate investments;

•

our leverage under our debt instruments as well as the limited restrictions therein on our ability to incur additional debt, and the potential increased borrowing costs to us from a credit-ratings downgrade;

•	the ability of CBRE Capital Markets, Inc. to periodically amend, or replace, on satisfactory terms, the agreements for its warehouse lines of credit;

•	variations in historically customary seasonal patterns that cause our business not to perform as expected;

•	litigation and its financial and reputational risks to us;

•	our exposure to liabilities in connection with real estate advisory and property management activities and our ability to procure sufficient insurance coverage on acceptable terms;

•	liabilities under guarantees, or for construction defects, that we incur in our development services business;

•	our and our employees’ ability to execute on, and adapt to, information technology strategies and trends;

•

cybersecurity threats or other threats to our information technology networks, including the potential misappropriation of assets or sensitive information, corruption of data or operational disruption;

•

our ability to comply with laws and regulations related to our global operations, including real estate licensure, tax, labor and employment laws and regulations, as well as the anti-corruption laws and trade sanctions of the U.S. and other countries;

•	changes in applicable tax or accounting requirements;

•	any inability for us to implement and maintain effective internal controls over financial reporting;

•	the effect of implementation of new accounting rules and standards or the impairment of our goodwill and intangible assets; and

•

the other factors described elsewhere in this prospectus or any document incorporated by reference herein, including our annual report on Form 10-K, our quarterly reports on Form 10-Q and other documents or reports we file with the SEC.

Forward-looking statements speak only as of the date the statements are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. Additional information concerning these and other risks and uncertainties is contained in our other periodic filings with the SEC that are incorporated by reference in this prospectus.

THE COMPANY

We are the world’s largest commercial real estate services and investment firm, based on 2019 revenue, with leading global market positions in leasing, property sales, occupier outsourcing and valuations. As of December 31, 2019, we operated in more than 530 offices worldwide and had more than 100,000 employees, excluding independent affiliates. We serve clients in more than 100 countries.

Our business is focused on providing services to real estate occupiers and investors. For occupiers, we provide facilities management, project management, transaction (both property sales and leasing) and consulting services, among others. For investors, we provide capital markets (property sales, mortgage origination, sales and servicing), leasing, investment management, property management, valuation and development services, among others. We provide services under the following brand names: “CBRE” (real estate advisory and outsourcing services); “CBRE Global Investors” (investment management); “Trammell Crow Company” (U.S. development); “Telford Homes” (U.K. development); and “Hana” (enterprise-focused flexible workspace solutions).

Our revenue mix has shifted in recent years toward more contractual revenue earned by providing multiple services to occupiers and investors, who increasingly prefer to purchase integrated, account-based services from firms that meet the full spectrum of their needs nationally and globally. We believe we are well-positioned to capture a substantial share of this growing market opportunity. We generate revenue from both management fees (large multi-year portfolio and per-project contracts) and commissions on transactions. Our contractual, fee-for-services businesses generally involve occupier outsourcing (including facilities and project management), property management, investment management, appraisal/valuation and loan servicing.

In 2019, we generated revenue from a highly diversified base of clients, including more than 90 of the Fortune 100 companies. We have been an S&P 500 company since 2006 and in 2020 we were ranked #128 on the Fortune 500. We have been voted the most recognized commercial real estate brand in the Lipsey Company survey for 19 years in a row. We have also been rated a World’s Most Ethical Company by the Ethisphere Institute for seven consecutive years, and are included in the Dow Jones World Sustainability Index and the Bloomberg Gender Equality Index.

Our principal executive offices are located at 2100 McKinney Avenue, Suite 1250, Dallas, Texas 75201, and our telephone number is (214) 979-6100.

RISK FACTORS

Our business is subject to uncertainties and risks. Before deciding whether to purchase any of our securities, you should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated by reference from our most recent annual report on Form 10-K, as updated by our quarterly reports on Form 10-Q and other filings we make with the SEC. Our business, financial condition, liquidity or results of operations could be materially adversely affected by any of these risks and could result in a partial or complete loss of your investment.

USE OF PROCEEDS

Except as may be described otherwise in a prospectus supplement, we will add the net proceeds from any sale of securities to which this prospectus relates to our general funds and will use them for general corporate purposes. General corporate purposes may include repayment of debt, acquisitions, additions to working capital, capital expenditures, investments in our subsidiaries and co-investments in our investment funds.

We may designate a specific allocation of the net proceeds of an offering of securities by us to a specific purpose, if any, at the time of the offering and will describe any allocation in the related prospectus supplement. Net proceeds may be temporarily invested prior to use.

We will not receive any of the proceeds from the sale of the securities to which this prospectus relates that are offered by any selling securityholders.

GENERAL DESCRIPTION OF SECURITIES THAT MAY BE SOLD

This prospectus contains or incorporates by reference summary descriptions of the debt securities, Class A common stock, preferred stock, depositary shares, warrants and units that we and any securityholder may sell from time to time. These summary descriptions are not meant to be complete descriptions of each security. The particular terms of any security will be described in the related prospectus supplement.

DESCRIPTION OF THE DEBT SECURITIES

We have summarized below general terms and conditions of the debt securities or guarantees of debt securities that CBRE Group, Inc. or CBRE Services, Inc. may offer and sell pursuant to this prospectus, or the guarantees in respect of debt securities of certain of our subsidiary guarantors. The debt securities (and any associated guarantees) will either be senior debt securities, senior subordinated debt securities or subordinated debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms and conditions of the series in a prospectus supplement to this prospectus, including the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our common stock, preferred stock or other debt securities. We will also indicate in the applicable prospectus supplement whether the general terms and conditions described in this prospectus apply to the series of debt securities. In addition, the terms and conditions of the debt securities of a series may be different in one or more respects from the terms and conditions described below. If so, those differences will be described in the applicable prospectus supplement. We may, but need not, describe any additional or different terms and conditions of such debt securities in an annual report on Form 10-K, a quarterly report on Form 10-Q or a current report on Form 8-K filed with the SEC, the information in which would be incorporated by reference in this prospectus and such report will be identified in the applicable prospectus supplement.

We will issue the debt securities in one or more series under indentures among CBRE Group, Inc., CBRE Services, Inc., subsidiary guarantors named therein, and Wells Fargo Bank, National Association, as trustee. The following summary of provisions of the indentures does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the indentures, including definitions therein of certain terms.

This summary may not contain all of the information that you may find useful.

The terms and conditions of the debt securities of each series will be set forth in those debt securities and in the applicable indenture. For a comprehensive description of any series of debt securities being offered to you pursuant to this prospectus, you should read both this prospectus and the applicable prospectus supplement.

We have filed the forms of the indentures as exhibits to the registration statement of which this prospectus forms a part. A form of each debt security, reflecting the specific terms and provisions of that series of debt securities, will be filed with the SEC in connection with each offering and will be incorporated by reference in the registration statement of which this prospectus forms a part.

You may obtain a copy of the indentures and any form of debt security that has been filed in the manner described under “Where You Can Find More Information.” Capitalized terms used and not defined in this summary have the meanings specified in the indenture. For purposes of this section of this prospectus, references to “we,” “us” and “our” are to either CBRE Group, Inc. or CBRE Services, Inc. (depending on the applicable issuer of debt securities) and not to any of their respective subsidiaries. References to the “applicable prospectus supplement” are to the prospectus supplement to this prospectus that describes the specific terms and conditions of a series of debt securities.

General

We may offer the debt securities from time to time in as many distinct series as we may determine. All debt securities will be our senior obligations, senior subordinated obligations or subordinated obligations, as the case may be.

The indentures do not limit the amount of debt securities that we may issue under such indentures. We may, without the consent of the holders of the debt securities of any series, issue additional debt securities ranking equally with, and otherwise similar in all respects to, the debt securities of the series (except for the public offering price and the issue date) so that those additional debt securities will be consolidated and form a single series with the debt securities of the series previously offered and sold under a particular indenture.

The debt securities of each series will be issued in fully registered form without interest coupons. We currently anticipate that the debt securities of each series offered and sold pursuant to this prospectus will be issued as global debt securities as described under “—Book-Entry; Delivery and Form; Global Securities” and will trade in book-entry form only.

Debt securities denominated in U.S. dollars will be issued in denominations of $2,000 and any integral multiple of $1,000 in excess thereof, unless otherwise specified in the applicable prospectus supplement. If the debt securities of a series are denominated in a foreign or composite currency, the applicable prospectus supplement will specify the denomination or denominations in which those debt securities will be issued.

Unless otherwise specified in the applicable prospectus supplement, we will repay the debt securities of each series at 100% of their principal amount, together with accrued and unpaid interest thereon at maturity, except if those debt securities have been previously redeemed or purchased and cancelled.

Unless otherwise specified in the applicable prospectus supplement, the debt securities of each series will not be listed on any securities exchange.

Provisions of Indentures

The indentures provide that debt securities may be issued under such indentures from time to time in one or more series. For each series of debt securities, this prospectus and the applicable prospectus supplement will describe the following terms and conditions of that series of debt securities:

•	the title of the series;

•	the maximum aggregate principal amount, if any, established for debt securities of the series;

•	whether the debt securities of the series will rank as senior securities, senior subordinated securities or subordinated securities or any combination thereof and the terms of such subordination;

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the person to whom any interest on a debt security of the series will be payable, if other than the person in whose name that debt security (or one or more predecessor debt securities) is registered at the close of business on the regular record date for such interest;

•	the date or dates on which the principal of any debt securities of the series will be payable or the method used to determine or extend those dates;

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the rate or rates at which any debt securities of the series will bear interest, if any, the date or dates from which any such interest will accrue, the interest payment dates on which any such interest will be payable and the regular record date for any such interest payable on any interest payment date;

•	the place or places where the principal of and premium, if any, and interest on any debt securities of the series will be payable and the manner in which any payment may be made;

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the period or periods within which, the price or prices at which and the terms and conditions upon which any debt securities of the series may be redeemed, in whole or in part, at our option and, if other than by a board resolution, the manner in which any election by us to redeem the debt securities will be evidenced;

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our obligation or right, if any, to redeem or purchase any debt securities of the series pursuant to any sinking fund or at the option of the holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which any debt securities of the series will be redeemed or purchased, in whole or in part, pursuant to such obligation;

•	if other than denominations of $2,000 and any integral multiple of $1,000 in excess thereof, the denominations in which any debt securities of the series will be issuable;

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if the amount of principal of or premium, if any, or interest on any debt securities of the series may be determined with reference to a financial or economic measure or index or pursuant to a formula, the manner in which such amounts will be determined;

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if other than U.S. dollars, the currency, currencies or currency units in which the principal of or premium, if any, or interest on any debt securities of the series will be payable and the manner of determining the equivalent thereof in U.S. dollars for any purpose;

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if the principal of or premium, if any, or interest on any debt securities of the series is to be payable, at our election or the election of the holder thereof, in one or more currencies or currency units other than that or those in which such debt securities are stated to be payable, the currency, currencies or currency units in which the principal of or premium, if any, or interest on such debt securities as to which such election is made will be payable, the periods within which and the terms and conditions upon which such election is to be made and the amount so payable (or the manner in which such amount will be determined);

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if other than the entire principal amount thereof, the portion of the principal amount of any debt securities of the series which will be payable upon declaration of acceleration of the maturity thereof pursuant to the indenture;

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if the principal amount payable at the stated maturity of any debt securities of the series will not be determinable as of any one or more dates prior to the stated maturity, the amount which will be deemed to be the principal amount of such debt securities as of any such date for any purpose thereunder or hereunder, including the principal amount thereof which will be due and payable upon any maturity other than the stated maturity or which will be deemed to be outstanding as of any date prior to the stated maturity (or, in any such case, the manner in which such amount deemed to be the principal amount will be determined);

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if other than by a board resolution, the manner in which any election by us to defease any debt securities of the series pursuant to the indenture will be evidenced; whether any debt securities of the series other than debt securities denominated in U.S. dollars and bearing interest at a fixed rate are to be subject to the defeasance provisions of the indenture; or, in the case of debt securities denominated in U.S. dollars and bearing interest at a fixed rate, if applicable, that the debt securities of the series, in whole or any specified part, will not be defeasible pursuant to the indenture;

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if applicable, that any debt securities of the series will be issuable in whole or in part in the form of one or more global securities and, in such case, the respective depositaries for such global securities and the form of any legend or legends which will be borne by any such global securities, and any circumstances in which any such global security may be exchanged in whole or in part for debt securities registered, and any transfer of such global security in whole or in part may be registered, in the name or names of persons other than the depositary for such global security or a nominee thereof;

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any addition to, deletion from or change in the events of default applicable to any debt securities of the series and any change in the right of the trustee or the requisite holders of such debt securities to declare the principal amount thereof due and payable;

•	any addition to, deletion from or change in the covenants applicable to debt securities of the series;

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if the debt securities of the series are to be convertible into or exchangeable for cash and/or any securities or other property of any person (including us), the terms and conditions upon which such debt securities will be so convertible or exchangeable;

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whether the debt securities of the series will be guaranteed by any persons and, if so, the identity of such persons, the terms and conditions upon which such debt securities will be guaranteed and, if applicable, the terms and conditions upon which such guarantees may be subordinated to other indebtedness of the respective guarantors;

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whether the debt securities of the series will be secured by any collateral and, if so, the terms and conditions upon which such debt securities will be secured and, if applicable, upon which such liens may be subordinated to other liens securing other indebtedness of us or of any guarantor; and

•	any other terms of the debt securities of the series and the guarantees thereof (which terms will not be inconsistent with the provisions of the applicable indenture, except as permitted thereunder).

Interest

In the applicable prospectus supplement, we will designate the debt securities of a series as being either debt securities bearing interest at a fixed rate of interest or debt securities bearing interest at a floating rate of interest at the rate specified or determined in the applicable prospectus supplement. Each debt security will begin to accrue interest from the date on which it is originally issued. Interest on each such debt security will be payable in arrears on the interest payment dates set forth in the applicable prospectus supplement and at maturity or, if earlier, the redemption date described below. Interest will be payable to the holder of record of the debt securities at the close of business on the record date for each interest payment date, which record dates will be specified in the applicable prospectus supplement.

Optional Redemption

Redemption at Our Option

If specified in the applicable prospectus supplement, we may elect to redeem all or part of the outstanding debt securities of a series from time to time before the maturity date of the debt securities of that series. Upon such election, we will notify the trustee of the redemption date and the principal amount of debt securities of the series to be redeemed. If less than all the debt securities of the series are to be redeemed, the particular debt securities of that series to be redeemed will be selected by the trustee by such method as the trustee deems fair and appropriate. The applicable prospectus supplement will specify the redemption price for the debt securities to be redeemed (or the method of calculating such price), in each case in accordance with the terms and conditions of those debt securities.

Notice of redemption will be given to each holder of the debt securities to be redeemed not less than 30 nor more than 60 days prior to the date set for such redemption. This notice will include the following information: the redemption date; the redemption price (or the method of calculating such price); if less than all of the outstanding debt securities of such series are to be redeemed, the identification (and, in the case of partial redemption, the respective principal amounts) of the particular debt securities to be redeemed; the place or places where such debt securities are to be surrendered for payment of the redemption price; and, if applicable, the CUSIP number of the debt securities to be redeemed.

By no later than 11:00 a.m. (New York City time) on the redemption date, we will deposit or cause to be deposited with the trustee or with a paying agent (or, if we are acting as our own paying agent with respect to the debt securities being redeemed, we will segregate and hold in trust as provided in the indenture) an amount of money sufficient to pay the aggregate redemption price of, and (except if the redemption date shall be an interest payment date or the debt securities of such series provide otherwise) accrued interest on, all of the debt securities or the part thereof to be redeemed on that date. On the redemption date, the redemption price will become due and payable upon all of the debt securities to be redeemed, and interest, if any, on the debt securities to be redeemed will cease to accrue from and after that date. Upon surrender of any such debt securities for redemption, we will pay those debt securities surrendered at the redemption price together, if applicable, with accrued interest to the redemption date.

Any debt securities to be redeemed only in part must be surrendered at the office or agency established by us for such purpose, and we will execute, and the trustee will authenticate and deliver to a holder without service charge, new debt securities of the same series and of like tenor, of any authorized denominations as requested by such holder, in a principal amount equal to and in exchange for the unredeemed portion of the debt securities that holder surrenders.

Repayment at Holder’s Option

If specified in the applicable prospectus supplement, the holders of the debt securities of a series will have the option to elect repayment of those debt securities by us prior to the stated maturity of the debt securities of that series at a time or times, and subject to the conditions, specified in the applicable prospectus supplement. If the holders of those debt securities have that option, the applicable prospectus supplement will specify the optional repayment date or dates on which the debt security may be repaid and the optional repayment price, or the method by which such price will be determined. The optional repayment price is the price at which, together with accrued interest to the optional repayment date, the debt security may be repaid at the holder’s option on each such optional repayment date.

Any tender of a debt security by the holder for repayment will be irrevocable. Any repayment option of a holder may be exercised by the holder of debt securities for less than the entire principal amount of the debt security; provided that the principal amount of the debt security remaining outstanding after repayment will be an authorized denomination. Upon such partial repayment, the debt securities will be canceled and new debt securities for the remaining principal amount will be issued in the name of the holder of the repaid debt securities.

If debt securities are represented by a global security as described under “—Book-Entry; Delivery and Form; Global Securities,” the securities depository for the global security or its nominee will be the holder of the debt security and, therefore, will be the only person that can exercise a right to repayment. In order to ensure that the depository or its nominee will timely exercise a right to repayment relating to a particular debt security, the beneficial owner of the debt security must instruct the broker or other direct or indirect participant in the depository through which it holds an interest in the debt security to notify the depository of its desire to exercise a right to repayment by the appropriate cut-off time for notifying the participant. Different firms have different cut-off times for accepting instructions from their customers. Accordingly, you should consult the broker or other direct or indirect participant through which you hold an interest in a debt security in order to ascertain the cut-off time by which such an instruction must be given for timely notice to be delivered to the appropriate depository.

Payment and Transfer or Exchange

Principal of and premium, if any, and interest on the debt securities of each series will be payable, and the debt securities may be exchanged or transferred, at the office or agency maintained by us for such purpose which initially will be the trustee’s office located at 625 Marquette Avenue, 16th Floor, Minneapolis, Minnesota 55402, Attention: Corporate Trust Services. Payment of principal of and premium, if any, and interest on a global security registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee will be made in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global security. If any of the debt securities is no longer represented by a global security, payment of interest on certificated debt securities in definitive form may, at our option, be made by check mailed directly to holders at their registered addresses. See “—Book-Entry; Delivery and Form; Global Securities.”

A holder may transfer or exchange any certificated debt securities in definitive form at the same location given in the preceding paragraph. No service charge will be made for any registration of transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

We are not required to transfer or exchange any debt security selected for redemption for a period of 15 days before mailing of a notice of redemption of the debt security to be redeemed.

The registered holder of a debt security will be treated as the owner of it for all purposes.

All amounts of principal of and premium, if any, or interest on the debt securities paid by us that remain unclaimed two years after such payment was due and payable will be repaid to us, and the holders of such debt securities will thereafter look solely to us for payment.

Guarantees

Each prospectus supplement will describe, as to the debt securities to which it relates, any guarantees by us or our direct and indirect subsidiaries which may guarantee the debt securities, including the terms of subordination, if any, of such guarantees. Any such guarantees will be made only by certain of our subsidiaries, will be made on a joint and several basis and will be full and unconditional.

Covenants

Each indenture sets forth limited covenants, including the covenant described below, that will apply to each series of debt securities issued under such indenture, unless otherwise specified in the applicable prospectus supplement.

The debt securities and related guarantees may contain certain additional restrictive covenants to be set forth in an applicable officer’s certificate or supplemental indenture.

Consolidation, Merger and Sale of Assets

Each indenture provides that we may consolidate with or merge with or into any other person, and may sell, transfer, lease or convey all or substantially all of our properties and assets to another person; provided that the following conditions are satisfied:

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we are the continuing entity, or the resulting, surviving or transferee person (the “Successor”) is a person organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and the Successor (if not us) will expressly assume, by supplemental indenture, all of our obligations under the debt securities and the applicable indenture and, for each security that by its terms provides for conversion, provide for the right to convert such security in accordance with its terms;

•	immediately after giving effect to such transaction, no default or event of default under the applicable indenture has occurred and is continuing; and

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the trustee receives from us an officer’s certificate and an opinion of counsel that the merger, consolidation or transfer and such supplemental indenture, as the case may be, complies with the applicable provisions of the applicable indenture.

If we consolidate or merge with or into any other person or sell, transfer, lease or convey all or substantially all of our properties and assets in accordance with the applicable indenture, the Successor will be substituted for us in such indenture, with the same effect as if it had been an original party to such indenture. As a result, the Successor may exercise our rights and powers under such indenture, and we will be released from all our liabilities and obligations under such indenture and under the debt securities.

Any substitution of the Successor for us might be deemed for federal income tax purposes to be an exchange of the debt securities for “new” debt securities, resulting in recognition of gain or loss for such purposes and possibly certain other adverse tax consequences to beneficial owners of the debt securities. Holders should consult their own tax advisors regarding the tax consequences of any such substitution.

For purposes of this covenant, “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof or any other entity.

Events of Default

Each of the following events are defined in the indenture as an “event of default” (whatever the reason for such event of default and whether or not it will be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) with respect to the debt securities of any series:

(1) default in the payment of any installment of interest on any debt securities of that series for 30 days after becoming due;

(2) default in the payment of principal of or premium, if any, on any debt securities of that series when it becomes due and payable at its stated maturity, upon optional redemption, upon declaration or otherwise;

(3) default in the deposit of any sinking fund payment, when and as due by the terms of any debt securities of that series;

(4) default in the performance, or breach, of any covenant or agreement of ours in the indenture with respect to the debt securities of that series (other than as referred to in clause (1), (2) or (3) above), which continues for a period of 90 days (except that, in the case of a default in the performance or breach of a reporting covenant, such period shall be of 180 days) after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series;

(5) we pursuant to or within the meaning of the Bankruptcy Law:

•	commence a voluntary case or proceeding;

•	consent to the entry of an order for relief against us in an involuntary case or proceeding;

•	consent to the appointment of a Custodian of us or for all or substantially all of our property;

•	make a general assignment for the benefit of our creditors;

•	file a petition in bankruptcy or answer or consent seeking reorganization or relief;

•	consent to the filing of such petition or the appointment of or taking possession by a Custodian; or

•	take any comparable action under any foreign laws relating to insolvency;

(6) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

•	is for relief against us in an involuntary case, or adjudicates us insolvent or bankrupt;

•	appoints a Custodian of us or for all or substantially all of our property; or

•	orders the winding-up or liquidation of us (or any similar relief is granted under any foreign laws), and the order or decree remains unstayed and in effect for 90 days; or

(7) any other event of default provided with respect to debt securities of that series occurs.

“Bankruptcy Law” means Title 11, United States Code or any similar federal or state or foreign law for the relief of debtors.

“Custodian” means any custodian, receiver, trustee, assignee, liquidator or other similar official under any Bankruptcy Law.

If an event of default with respect to debt securities of any series (other than an event of default relating to certain events of bankruptcy, insolvency, or reorganization of us) occurs and is continuing, the trustee by notice to us, or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series by notice to us and the trustee, may, and the trustee at the request of these holders will, declare the principal of and premium, if any, and accrued and unpaid interest on all the debt securities of that series to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately. If an event of default relating to certain events of bankruptcy, insolvency, or reorganization of us occurs and is continuing, the principal of and premium, if any, and accrued and unpaid interest on the debt securities of that series will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders.

The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may rescind a declaration of acceleration and its consequences, if we have deposited certain sums with the trustee and all events of default with respect to the debt securities of that series, other than the non-payment of the principal or interest which have become due solely by such acceleration, have been cured or waived, as provided in the applicable indenture.

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under any indenture.

We are required to furnish the trustee annually a statement by certain of our officers to the effect that, to their knowledge, we are not in default in the fulfillment of any of our obligations under the indentures or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the status of each such default.

No holder of any debt securities of any series will have any right to institute any judicial or other proceeding with respect to the applicable indenture, or for the appointment of a receiver or trustee, or for any other remedy unless:

(1) an event of default has occurred and is continuing and such holder has given the trustee prior written notice of such continuing event of default with respect to the debt securities of that series;

(2) the holders of not less than 25% of the aggregate principal amount of the outstanding debt securities of that series have requested the trustee to institute proceedings in respect of such event of default;

(3) such holder or holders have offered to the trustee indemnity reasonably satisfactory to it against its costs, expenses and liabilities in complying with such request;

(4) the trustee has failed to institute proceedings 60 days after the receipt of such notice, request and offer of indemnity; and

(5) no direction inconsistent with such written request has been given for 60 days by the holders of a majority in aggregate principal amount of the outstanding debt securities of that series.

The holders of a majority in aggregate principal amount of outstanding debt securities of a series will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee with respect to the debt securities of that series or exercising any trust or power conferred to the trustee, and to waive certain defaults. The indentures provide that if an event of default occurs and is continuing, the trustee will exercise such of its rights and powers under the applicable indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the applicable indenture at the request of any of the holders of the debt securities of a series unless they will have offered to the trustee security or indemnity satisfactory to the trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request.

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of and premium, if any, and interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

Modification and Waivers

Modification and amendments of an indenture and the debt securities of any series may be made by us and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of that series affected thereby; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security of that series affected thereby:

•	change the stated maturity of the principal of, or installment of interest on, any debt security;

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reduce the principal amount of any debt security or reduce the amount of the principal of any debt security which would be due and payable upon a declaration of acceleration of the maturity thereof or reduce the rate of interest on any debt security;

•	reduce any premium payable on the redemption of any debt security or change the date on which any debt security may or must be redeemed;

•	change the coin or currency in which the principal of or premium, if any, or interest on any debt security is payable;

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impair the right of any holder to institute suit for the enforcement of any payment on or after the stated maturity of any debt security (or, in the case of redemption, on or after the redemption date);

•	reduce the percentage in principal amount of the outstanding debt securities, the consent of whose holders is required in order to take certain actions;

•	reduce the requirements for quorum or voting by holders of debt securities in such indenture or the debt security;

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modify any of the provisions in such indenture regarding the waiver of past defaults and the waiver of certain covenants by the holders of debt securities except to increase any percentage vote required or to provide that certain other provisions of such indenture cannot be modified or waived without the consent of the holder of each debt security affected thereby;

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make any change that adversely affects the right to convert or exchange any debt security or decreases the conversion or exchange rate or increases the conversion price of any convertible or exchangeable debt security, unless such decrease or increase is permitted by the terms of the debt securities; or

•	modify any of the above provisions.

We and the trustee may, without the consent of any holders, modify or amend the terms of an indenture and the debt securities of any series with respect to the following:

•	to add to our covenants for the benefit of holders of the debt securities of all or any series or to surrender any right or power conferred upon us;

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to evidence the succession of another person to, and the assumption by the successor of our covenants, agreements and obligations under, such indenture pursuant to the covenant described under “—Covenants—Consolidation, Merger and Sale of Assets;”

•	to add any additional events of default for the benefit of holders of the debt securities of all or any series;

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to add additional guarantees or additional guarantors in respect of debt securities, and to evidence the release and discharge of any guarantor from its obligations under its guarantee of debt securities and its obligations under the applicable indenture in accordance with the terms of such indenture;

•	to secure the debt securities pursuant to the covenants of such indenture;

•	to add or appoint a successor or separate trustee or other agent;

•	to provide for the issuance of additional debt securities of any series;

•	to establish the form or terms of debt securities of any series as permitted by such indenture;

•	to comply with the rules of any applicable securities depository;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

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to add to, change or eliminate any of the provisions of such indenture in respect of one or more series of debt securities; provided that any such addition, change or elimination (a) shall neither (1) apply to any debt security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (2) modify the rights of the holder of any such debt security with respect to such provision or (b) shall become effective only when there is no debt security described in clause (1) outstanding;

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to conform the text of such indenture and the debt securities of such series to this “Description of the Debt Securities” or the comparable provisions in the applicable prospectus supplement to the extent this “Description of the Debt Securities” or such comparable provision in such applicable prospectus supplement was intended to be a verbatim recitation of a provision of such indenture or debt securities of such series, which intent may be evidenced by an Officer’s Certificate to that effect;

•	to cure any ambiguity, omission, defect or inconsistency; or

•	to change any other provision; provided that the change does not adversely affect the interests of the holders of debt securities of any series in any material respect.

The holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of that series, waive compliance by us with certain restrictive provisions of the applicable indenture. The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of a series may, on behalf of the holders of all debt securities of that series, waive any past default and its consequences under the applicable indenture with respect to the debt securities of that series, except a default (1) in the payment of principal or premium, if any, or interest on debt securities of that series or (2) in respect of a covenant or provision of the applicable indenture that cannot be modified or amended without the consent of the holder of each debt security of that series. Upon any such waiver, such default will cease to exist, and any event of default arising therefrom will be deemed to have been cured, for every purpose of the applicable indenture; however, no such waiver will extend to any subsequent or other default or event of default or impair any rights consequent thereon.

Discharge, Defeasance and Covenant Defeasance

We may discharge certain obligations to holders of the debt securities of a series that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by depositing with the trustee, in trust, funds in U.S. dollars in an amount sufficient to pay the entire indebtedness including the principal and premium, if any, and interest to the date of such deposit (if the debt securities have become due and payable) or to the maturity thereof or the redemption date of the debt securities of that series, as the case may be. We may direct the trustee to invest such funds in U.S. Treasury securities with a maturity of one year or less or in a money market fund that invests solely in short-term U.S. Treasury securities.

The indentures provide that we may elect either (1) to defease and be discharged from any and all obligations with respect to the debt securities of a series (except for, among other things, obligations to register the transfer or exchange of the debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency with respect to the debt securities and to hold moneys for payment in trust) (“legal defeasance”) or (2) to be released from our obligations to comply with the restrictive covenants under such indentures, and any omission to comply with such obligations will not constitute a default or an event of default with respect to the debt securities of a series and clauses (4) and (7) under “—Events of Default” will no longer be applied (“covenant defeasance”). Legal defeasance or covenant defeasance, as the case may be, will be conditioned upon, among other things, the irrevocable deposit by us with the trustee, in trust, of an amount in U.S. dollars, or U.S. government obligations, or both, applicable to the debt securities of that series which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient (and in the case of a deposit of U.S. government obligations, as certified by an independent qualified party) to pay the principal or premium, if any, and interest on the debt securities on the scheduled due dates therefor.

If we effect covenant defeasance with respect to the debt securities of any series, the amount in U.S. dollars, or U.S. government obligations, or both, on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of the stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from an event of default. However, we would remain liable to make payment of such amounts due at the time of acceleration.

We will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance will not cause the holders and beneficial owners of the debt securities of that series to recognize income, gain or loss for federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option.

Same-Day Settlement and Payment

Unless otherwise provided in the applicable prospectus supplement, the debt securities will trade in the same-day funds settlement system of DTC until maturity or until we issue the debt securities in certificated form. DTC will therefore require secondary market trading activity in the debt securities to settle in immediately available funds. We can give no assurance as to the effect, if any, of settlement in immediately available funds on trading activity in the debt securities.

Book-Entry; Delivery and Form; Global Securities

Unless otherwise specified in the applicable prospectus supplement, the debt securities of each series will be issued in the form of one or more global debt securities, in definitive, fully registered form without interest coupons, each of which we refer to as a “global security.” Each such global security will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC in New York, New York for the accounts of participants in DTC.

Investors may hold their interests in a global security directly through DTC if they are DTC participants, or indirectly through organizations that are DTC participants. Except in the limited circumstances described below, holders of debt securities represented by interests in a global security will not be entitled to receive their debt securities in fully registered certificated form.

DTC has advised us as follows: DTC is a limited-purpose trust company organized under New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities of institutions that have accounts with DTC (“participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

Ownership of Beneficial Interests

Upon the issuance of each global security, DTC will credit, on its book-entry registration and transfer system, the respective principal amount of the individual beneficial interests represented by the global security to the accounts of participants. Ownership of beneficial interests in each global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in each global security will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants’ interests) and such participants (with respect to the owners of beneficial interests in the global security other than participants).

So long as DTC or its nominee is the registered holder and owner of a global security, DTC or such nominee, as the case may be, will be considered the sole legal owner of the debt security represented by the global security for all purposes under the indenture, the debt securities and applicable law. Except as set forth below, owners of beneficial interests in a global security will not be entitled to receive certificated debt securities and will not be considered to be the owners or holders of any debt securities represented by the global security. We understand that under existing industry practice, in the event an owner of a beneficial interest in a global security desires to take any actions that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action, and that participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them. No beneficial owner of an interest in a global security will be able to transfer such interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the indenture. Because DTC can only act on behalf of participants, who in turn act on behalf of others, the ability of a person having a beneficial interest in a global security to pledge that interest to persons that do not participate in the DTC system, or otherwise to take actions in respect of that interest, may be impaired by the lack of a physical certificate representing that interest.

All payments on the debt securities represented by a global security registered in the name of and held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global security.

We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest in respect of a global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for accounts for customers registered in the names of nominees for such customers. These payments, however, will be the responsibility of such participants and indirect participants, and neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in any global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in the global security.

Unless and until it is exchanged in whole or in part for certificated debt securities, each global security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC. Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

We expect that DTC will take any action permitted to be taken by a holder of debt securities only at the direction of one or more participants to whose account the DTC interests in a global security are credited and only in respect of such portion of the aggregate principal amount of the debt securities as to which such participant or participants has or have given such direction. However, if there is an event of default under the debt securities, DTC may exchange each global security for certificated debt securities, which it will distribute to its participants.

Although we expect that DTC will agree to the foregoing procedures in order to facilitate transfers of interests in each global security among participants of DTC, DTC is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we, the underwriters nor the trustee will have any responsibility for the performance or nonperformance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

The indentures provide that the global securities will be exchanged for debt securities in certificated form of like tenor and of an equal principal amount, in authorized denominations in the following limited circumstances:

(1) DTC notifies us that it is unwilling or unable or no longer permitted under applicable law to continue as depository or if DTC ceases to be eligible to act as depository under the indentures and we do not appoint a successor depository within 90 days;

(2) we determine that the debt securities will no longer be represented by global securities and execute and deliver to the trustee an order to such effect; or

(3) an event of default with respect to the debt securities will have occurred and be continuing.

These certificated debt securities will be registered in such name or names as DTC will instruct the trustee. It is expected that such instructions may be based upon directions received by DTC from participants with respect to ownership of beneficial interests in global securities.

The information in this section of this prospectus concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we do not take responsibility for this information.

Euroclear and Clearstream

If the depositary for a global security is DTC, you may hold interests in the global security through Clearstream Banking, société anonyme, which we refer to as “Clearstream,” or Euroclear Bank SA/ NV, as operator of the Euroclear System, which we refer to as “Euroclear,” in each case, as a participant in DTC. Euroclear and Clearstream will hold interests, in each case, on behalf of their participants through customers’ securities accounts in the names of Euroclear and Clearstream on the books of their respective depositaries, which in turn will hold such interests in customers’ securities in the depositaries’ names on DTC’s books.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the debt securities made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants, and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on one hand, and other participants in DTC, on the other hand, would also be subject to DTC’s rules and procedures.

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the debt securities through these systems and wish on a particular day, to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchase or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than transactions within one clearing system.

Governing Law

The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Trustee

Wells Fargo Bank, National Association is the trustee under each of the indentures.

The trustee is permitted to engage in transactions, including commercial banking and other transactions, with us and our subsidiaries from time to time; provided that if the trustee acquires any conflicting interest it must eliminate such conflict upon the occurrence of an event of default, or else resign.

DESCRIPTION OF PREFERRED STOCK

The following description summarizes information regarding our preferred stock. This information does not purport to be complete and is subject in all respects to the applicable provisions of the Delaware General Corporation Law, and our restated certificate of incorporation, as amended, and our amended and restated by-laws. You are urged to read our restated certificate of incorporation, as amended, and our amended and restated by-laws in their entirety. For purposes of this section of this prospectus, references to “we,” “us” and “our” are to CBRE Group, Inc. and not to any of its subsidiaries.

Our board of directors is authorized, subject to any limitations imposed by law, without the approval of our securityholders, to issue from time to time up to a total of 25,000,000 shares of our preferred stock, $0.01 par value per share, in one or more series, with each such series having rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as our board of directors may determine. The issuance of our preferred stock, while potentially providing us with flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, a majority of our outstanding voting stock.

As of December 18, 2020, we had 25,000,000 shares of preferred stock available for issuance.

We will include in a prospectus supplement the terms relating to any series of preferred stock being offered. These terms will include some or all of the following:

•	the title of the series and the number of shares in the series;

•	the price at which the preferred stock will be offered;

•

the dividend rate or rates or method of calculating the rates, the dates on which the dividends will be payable, whether or not dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends on the preferred stock being offered will cumulate;

•	the voting rights, if any, of the holders of shares of the preferred stock being offered;

•	the provisions for a sinking fund, if any, and the provisions for redemption, if applicable, of the preferred stock being offered;

•	the liquidation preference per share;

•

the terms and conditions, if applicable, upon which the preferred stock being offered will be convertible into our common stock, including the conversion price, or the manner of calculating the conversion price, and the conversion period;

•	any listing of the preferred stock being offered on any securities exchange;

•	whether interests in the shares of the series will be represented by depositary shares;

•	a discussion of any material U.S. federal income tax considerations applicable to the preferred stock being offered;

•	the relative ranking and preferences of the preferred stock being offered as to dividend rights and rights upon liquidation, dissolution, or the winding up of our affairs;

•

any limitations on the issuance of any class or series of preferred stock ranking senior or equal to the series of preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs; and

•	any additional rights, preferences, qualifications, limitations, and restrictions of the series.

Upon issuance, the shares of preferred stock will be fully paid and nonassessable, which means that its holders will have paid their purchase price in full and we may not require them to pay additional funds. Holders of preferred stock will not have any preemptive rights.

DESCRIPTION OF DEPOSITARY SHARES

We summarize below some of the provisions that will apply to depositary shares unless the applicable prospectus supplement provides otherwise. This summary does not contain all of the information that may be important to you. The complete terms of the depositary shares will be set forth in the depositary agreement and depositary receipt for the applicable depositary shares. The forms of depositary agreement and related depositary receipt that will be entered into with respect to a particular offering of depositary shares will be filed as exhibits to the registration statement of which this prospectus is a part or as documents that are incorporated or deemed to be incorporated by reference in this prospectus. You should read the depositary agreement and the depositary receipt. The particular terms of any depositary shares and the related depositary receipts and depositary agreement will be described in the applicable prospectus supplement. You should read the applicable prospectus supplement, which will contain additional information and which may update or change some of the information below. For purposes of this section of this prospectus, references to “we,” “us” and “our” are to CBRE Group, Inc. and not to any of its subsidiaries.

General

We may offer fractional shares of preferred stock of any class or series of CBRE Group, Inc., rather than full preferred shares. If we do, we will deposit preferred stock of such class or series with a bank, trust company or other financial institution as depositary, with respect to such depositary agreement (the “Depositary”) and cause such Depositary to issue depositary receipts evidencing the related depositary shares, each of which will represent a fractional interest (to be set forth in the applicable prospectus supplement) of a share of such class or series, as the case may be, of preferred stock.

The preferred stock represented by depositary shares will be deposited under a separate depositary agreement between us and the applicable Depositary, which shall have an office in the United States and which has, or whose parent entity has, a combined capital and surplus (calculated on a consolidated basis) of at least $50,000,000. Subject to the terms of the depositary agreement, each holder of a depositary receipt issued under that depositary agreement will be entitled, in proportion to the applicable fraction of a preferred share represented by the related depositary share, to all the rights and preferences of the preferred stock represented thereby (including, if applicable and subject to the matters discussed below, any distribution, voting, redemption, conversion, exchange and liquidation rights).

The applicable prospectus supplement relating to the depositary shares offered thereby will set forth their specific terms, including, when applicable:

•

the terms of the class or series of preferred stock deposited by us under the related depositary agreement, the number of such depositary shares and the fraction of one share of such preferred stock represented by one such depositary share,

•	whether such depositary shares will be listed on any securities exchange; and

•	any other specific terms of such depositary shares and the related depositary agreement.

Depositary receipts may be surrendered for transfer or exchange at any office or agency of the relevant Depositary maintained for that purpose, subject to the terms of the related depositary agreement. Unless otherwise specified in the applicable prospectus supplement, depositary receipts will be issued in denominations evidencing any whole number of depositary shares. No service charge will be made for any permitted transfer or exchange of depositary receipts, but we or the Depositary may require payment of any tax or other governmental charge payable in connection therewith.

Pending the preparation of definitive depositary receipts, the Depositary may, upon our written order, execute and deliver temporary depositary receipts which are substantially similar to, and entitle the holders thereof to all the rights pertaining to, the definitive depositary receipts. Depositary receipts will be prepared thereafter and, when definitive depositary receipts are available, temporary depositary receipts will be exchangeable for definitive depositary receipts at our expense.

Dividends and Other Distributions

If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the Depositary will distribute all cash distributions received in respect of the deposited preferred shares to the record holders, as of the relevant record date, of depositary receipts relating to such preferred shares in proportion, insofar as possible, to the numbers of such depositary shares owned by such holders on such record date. The Depositary will distribute only such amount, however, as can be distributed without distributing to any holder of depositary receipts a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum, if any, received by the Depositary for distribution to record holders of those depositary receipts.

In the event of a distribution in property other than in cash, the Depositary will distribute property received by it to the record holders, as of the relevant record date, of depositary receipts entitled thereto in proportion, insofar as possible, to the number of depositary shares owned by such holders on such record date. If, however, the Depositary determines that it is not feasible to make such distribution, it may, with our approval, adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including the sale (public or private) of such property and the distribution of the net proceeds from such sale to such holders.

The deposit agreement may also contain provisions relating to the manner in which any subscription or similar rights offering offered by us to holders of the related class or series of preferred shares will be made available to holders of depositary receipts.

The amount distributed in any of the foregoing cases will be reduced by any amount required to be withheld by us or the Depositary on account of taxes.

Redemption and Repurchase of Preferred Stock

If we redeem a class or series of preferred stock represented by depositary shares, the Depositary will redeem the depositary shares from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such class or series of preferred shares held by the Depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price and of any other amounts or property per share payable upon such redemption with respect to the preferred stock so redeemed. Whenever we redeem preferred shares held by the Depositary, the Depositary will redeem as of the same date the number of depositary shares representing the preferred shares so redeemed, provided that we have paid in full to the Depositary the redemption price of the preferred shares to be redeemed plus any other amounts or property payable upon such redemption with respect to the shares to be so redeemed. If fewer than all the depositary shares are to be redeemed at our option, the depositary shares to be redeemed will be selected by the Depositary by lot or pro rata or by any other equitable method as may be determined by the Depositary. If the depositary shares evidenced by a depositary receipt are to be redeemed in part only, a new depositary receipt will be issued for any depositary shares not so redeemed.

After the date fixed for redemption, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the related depositary receipts with respect to the depositary shares so called for redemption will cease, except the right to receive any monies or other property payable upon redemption upon surrender of such depositary receipts to the Depositary.

Depositary shares, as such, are not subject to repurchase by us at the option of the holders. Nevertheless, if the preferred stock represented by depositary shares is subject to repurchase at the option of the holders, then, on the terms and subject to the conditions applicable to such preferred stock, the related depositary receipts may be surrendered by the holders thereof to the Depositary with written instructions to the Depositary to instruct us to repurchase the preferred stock represented by the depositary shares evidenced by such depositary receipts at the applicable repurchase price. Upon receipt of such instructions and subject to our having funds legally available therefor, we will repurchase the requisite whole number of shares of such preferred stock from the Depositary, who in turn will repurchase such depositary receipts. Notwithstanding the foregoing, holders shall only be entitled to request the repurchase of depositary shares representing one or more whole shares of the related preferred stock. The repurchase price per depositary share will be equal to the repurchase price and any other amounts or property payable per share upon such redemption with respect to the preferred shares multiplied by the fraction of a preferred share represented by one depositary share. If the depositary shares evidenced by a depositary receipt are to be repurchased in part only, one or more new depositary receipts will be issued for any depositary shares not to be repurchased.

Withdrawal of Preferred Shares

Except as may be otherwise provided in the applicable prospectus supplement, any holder of depositary receipts, upon surrender of the depositary receipts at the applicable office or agency of the Depositary (unless the related depositary shares have previously been called for redemption), subject to the terms of the depositary agreement, may demand delivery of the number of whole shares of the related class or series of preferred stock and any money or other property represented by such depositary receipts. Partial shares of preferred stock will not be issued. Holders shall only be entitled to request the withdrawal of one or more whole shares of the related preferred stock and must surrender depositary receipts evidencing depositary shares that in turn represent such whole shares of preferred stock. Holders of depositary receipts making such withdrawals will be entitled to receive whole preferred shares on the basis set forth in the related prospectus supplement, but holders of such whole shares of preferred stock will not thereafter be entitled to deposit such preferred stock under the depositary agreement or to receive depositary receipts therefor. If the depositary receipts surrendered by the holder in connection with such withdrawal evidence a number of depositary shares representing more than the number of whole preferred shares to be withdrawn, the Depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares.

Voting Deposited Preferred Shares

Upon receipt of notice of any meeting at which the holders of any class or series of deposited preferred stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares relating to such class or series of preferred stock. Each record holder of such depositary shares on the record date (which will be the same date as the record date for the relevant class or series of preferred stock) may instruct the Depositary as to how to vote the preferred stock represented by such holder’s depositary shares. The Depositary will endeavor, insofar as practicable, to vote the number of shares of preferred stock represented by such depositary shares in accordance with such instructions, and we will take all reasonable actions that may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting preferred shares to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.

Conversion and Exchange of Preferred Shares

If the preferred stock represented by depositary shares is exchangeable at our option for other securities, then, whenever we exercise our option to exchange all or a portion of such preferred stock held by the Depositary, the Depositary will exchange as of the same date a number of such depositary shares representing such preferred stock so exchanged, provided we shall have issued and delivered to the Depositary the securities for which such preferred stock is to be exchanged. The exchange rate per depositary share shall be equal to the exchange rate per preferred share multiplied by the fraction of a preferred share represented by one depositary share. If less than all of the depositary shares are to be exchanged, the depositary shares to be exchanged will be selected by the Depositary by lot or pro rata or other equitable method, in each case as may be determined by us.

If the depositary shares evidenced by a depositary receipt are to be exchanged in part only, a new depositary receipt or receipts will be issued for any depositary shares not to be exchanged.

Depositary shares, as such, are not convertible or exchangeable at the option of the holders into other securities or property. Nevertheless, if the preferred stock represented by depositary shares is convertible into or exchangeable for other securities or property at the option of the holders, then, on the terms and subject to the conditions applicable to such preferred stock, the related depositary receipts may be surrendered by holders thereof to the Depositary with written instructions to the Depositary to instruct us to cause conversion or exchange, as the case may be, of the preferred stock represented by the depositary shares evidenced by such depositary receipts into such number or amount of other securities, in authorized denominations, or other property, as the case may be, as specified in the related prospectus supplement. We, upon receipt of such instructions and any amounts payable in respect thereof, will cause the conversion or exchange, as the case may be, and will deliver to the holders (or cause the Depositary to deliver to the holders) such number or amount of other securities, in authorized denominations, or other property, as the case may be (and, if required by the terms of the applicable preferred stock, cash in lieu of any fractional share). Notwithstanding the foregoing, holders shall only be entitled to request the conversion or exchange of depositary shares representing one or more whole shares of the related preferred stock. The exchange or conversion rate per depositary share shall be equal to the exchange or conversion rate per share of preferred stock multiplied by the fraction of a preferred share represented by one depositary share. If the depositary shares evidenced by a depositary receipt are to be converted or exchanged in part only, a new depositary receipt or receipts will be issued for any depositary shares not to be converted or exchanged.

Amendment and Termination of Depositary Agreement

Unless otherwise provided in this prospectus, the applicable prospectus supplement or required by law, the form of depositary receipt evidencing the depositary shares and any provision of the depositary agreement may at any time be amended by agreement between us and the Depositary. However, any amendment which materially and adversely alters the rights of the holders of the depositary receipts issued under any depositary agreement or the related depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of such depositary shares then outstanding (or such greater proportion as may be required by the rules of any securities exchange on which such depositary shares may be listed). In no event may any such amendment impair the right of any holder of depositary receipts, subject to the conditions specified in the deposit agreement, to receive the related preferred shares upon surrender of such depositary receipts as described above under “—Withdrawal of Preferred Shares.” Every holder of an outstanding depositary receipt at the time any such amendment becomes effective, or any transferee of such holder, shall be deemed, by continuing to hold such depositary receipt, or by reason of the acquisition thereof, to consent and agree to such amendment and to be bound by the depositary agreement as amended thereby.

The depositary agreement automatically terminates if:

•	all outstanding depositary shares issued thereunder have been redeemed or repurchased by us;

•	each preferred share deposited thereunder has been converted into or exchanged for other securities or other property or has been withdrawn; or

•

there has been a final distribution in respect of the preferred shares deposited thereunder in connection with any liquidation, dissolution or winding up of us and such distribution has been distributed to the holders of related depositary receipts.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay all fees and expenses of the Depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock or arising in connection with the performance of its duties under the deposit agreement. Holders of depositary receipts will pay all other transfer and other taxes and governmental charges, including any fee for withdrawal of their shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the depositary agreement to be for their accounts.

Resignation and Removal of Depositary

The Depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the Depositary. Any such resignation or removal will take effect upon the appointment by us of a successor Depositary and its acceptance of such appointment. The successor Depositary must be a bank, trust company or other financial institution selected by us having an office in the United States and otherwise meeting the requirements of the depositary agreement.

Miscellaneous

The Depositary will forward to the holders of the applicable depositary receipts all reports and communications from us which are delivered to the Depositary and which are intended for delivery to holders of the deposited preferred stock.

Neither the Depositary nor we will be liable if either of us is prevented or delayed by law or any circumstance beyond our respective control in performing our respective obligations under the depositary agreement. The obligations of us and the Depositary under the depositary agreement will be limited to performance of our respective duties thereunder in good faith and without gross negligence and willful misconduct and neither of us will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or preferred stock unless satisfactory indemnity is furnished. We and the Depositary may rely upon written advice of counsel or accountants or upon information provided by holders of depositary receipts or other person believed to be competent and on documents believed to be genuine.

DESCRIPTION OF WARRANTS

CBRE Group, Inc. may issue warrants to purchase equity or debt securities. CBRE Services, Inc. may issue warrants to purchase debt securities. Each warrant will entitle the holder of warrants to purchase for cash the amount of equity or debt securities, as applicable, at the exercise price stated or determinable in the prospectus supplement for the warrants. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We will issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. For purposes of this section of this prospectus, references to “we,” “us” and “our” are to either CBRE Group, Inc. or CBRE Services, Inc. (depending on the applicable issuer of warrants) and not to any of their respective subsidiaries.

The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include the following:

•	the title of the warrants;

•	the designation, amount and terms of the securities for which the warrants are exercisable;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

•	the price or prices at which the warrants will be issued;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	if applicable, a discussion of the material U.S. federal income tax considerations applicable to the exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of warrants that may be exercised at any time;

•	information with respect to book-entry procedures, if any; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue, as applicable, units consisting of one or more debt securities, shares of Class A common stock, preferred stock or warrants, or any combination of such securities. For purposes of this section of this prospectus, references to “we,” “us” and “our” are to either CBRE Group, Inc. or CBRE Services, Inc. (depending on the applicable issuer of units) and not to any of their respective subsidiaries.

The applicable prospectus supplement will describe:

•

the terms of the units and of the debt securities, common stock, depository shares, preferred stock and/or warrants comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

PLAN OF DISTRIBUTION

We will set forth in the applicable prospectus supplement a description of the plan of distribution of the securities that may be offered pursuant to this prospectus.

LEGAL MATTERS

In connection with particular offerings of the securities in the future, the validity of the securities will be passed upon for us by Simpson Thacher & Bartlett LLP, Palo Alto, California, or other counsel who is satisfactory to us. Any underwriters will be advised about other issues relating to any offering by their own counsel.

EXPERTS

The consolidated financial statements of CBRE Group, Inc. as of December 31, 2019 and 2018 and for each of the years in the three-year period ended December 31, 2019, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2019 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2019 consolidated financial statements refers to a change in method of accounting for leases. The audit report on the effectiveness of internal control over financial reporting as of December 31, 2019, contains an explanatory paragraph that states the audit of internal control over financial reporting of CBRE Group, Inc. and subsidiaries excluded an evaluation of the internal control over financial reporting of Telford Homes Plc as management excluded Telford Homes Plc from its assessment of the effectiveness of CBRE Group, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2019. The audit report on effectiveness of internal control over financial reporting as of December 31, 2019, expresses an opinion that CBRE Group, Inc. and subsidiaries did not maintain effective internal control over financial reporting as of December 31, 2019 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states the following material weaknesses have been identified:

•

The Global Workspace Solutions segment in the Company’s EMEA region (GWS EMEA) did not have sufficient resources with the appropriate reporting lines, roles and responsibilities, authority, training and skill sets to design and operate financial activities, including controls, in an appropriate and timely manner

•

GWS EMEA did not effectively assess and address the risks posed by changes in the business and the related effect on the GWS EMEA system of internal controls. In relation to this, specific to the rollout of GWS EMEA’s primary financial system, GWS EMEA did not effectively operate general information technology controls related to financial data migrations, user access, system changes and financial data processing. Because of the deficiencies in general information technology controls, the business process controls (automated and manual) that are dependent on this system were also deemed ineffective because they could have been adversely impacted.

•	GWS EMEA did not design or execute control activities that sufficiently mitigated the financial reporting risks related to GWS EMEA.

•	GWS EMEA did not have an effective information and communication process to identify, capture and process relevant information necessary for financial accounting and reporting.

•

The Company did not monitor the presentation and effectiveness of components of internal control through evaluation and remediation in an appropriate manner within GWS EMEA and GWS EMEA was not sufficiently integrated with the corporate oversight function

Consequently, there were control failures for GWS EMEA in the areas of revenue and receivables, balance sheet account reconciliations, journal entries and general information technology controls.